Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

ONEOK PARTNERS INTERMEDIATE LIMITED PARTNERSHIP,
BORDER MIDWESTERN COMPANY

and

DTM INTERSTATE TRANSPORTATION, LLC

Dated as of November 19, 2024

i

ii

EXHIBITS

Exhibit A	Definitions
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Transition Services Agreement

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of November 19, 2024, by and among ONEOK Partners Intermediate Limited Partnership, a Delaware limited partnership (“Seller One”), Border Midwestern Company, a Delaware corporation (“Seller Two” and, together with Seller One, collectively, the “Sellers” and each, a “Seller”), DTM Interstate Transportation, LLC, a Delaware limited liability company (“Buyer”), and, solely for the purposes of Section 9.13, DT Midstream, Inc., a Delaware corporation (the “Guarantor”).  Each Seller and the Buyer may be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Seller One owns one hundred percent (100%) of the issued and outstanding Equity Interests in Guardian (such Equity Interests, the “Guardian Interests”);

WHEREAS, Seller Two owns one hundred percent (100%) of the issued and outstanding Equity Interests in each of (a) Midwestern (such Equity Interests, the “Midwestern Interests”) and (b) Viking (such Equity Interests, the “Viking Interests” and, together with the Midwestern Interests, collectively, the “Seller Two Owned Interests”); and

WHEREAS, on the terms and subject to the conditions of this Agreement, Buyer desires to purchase from (a) Seller One, and Seller One desires to sell to Buyer, the Guardian Interests, and (b) Seller Two, and Seller Two desires to sell to Buyer, the Seller Two Owned Interests.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1          Certain Definitions.  Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Exhibit A.

Section 1.2          Rules of Construction.  Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)          the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)          the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(c)          all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(d)          the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(e)          a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f)          to the extent that any documents or other materials were (i) physically or electronically delivered, directly or indirectly, to the Buyer, its Affiliates or their respective Representatives or (ii) present in the online “Skadden Kiteworks” data room maintained by Sellers for purposes of the transactions contemplated by this Agreement, in each case, by 9:00 p.m. on November 18, 2024, such documents or other materials shall be deemed “provided” and “made available” (and all similar phrases used herein that mean such) to Buyer for all purposes of this Agreement;

(g)          all references to prices, values or monetary amounts refer to United States dollars;

(h)          wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;
(i)          this Agreement has been jointly prepared by the parties thereto, and this Agreement shall not be construed against any Person as the principal draftsperson thereof, and no consideration may be given to any fact or presumption that any applicable Party had a greater or lesser hand in drafting this Agreement;

(j)          the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k)          any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(l)          the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m)         unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n)          all references to days shall mean calendar days unless otherwise provided;

(o)          all references to time shall mean prevailing Central Time;

(p)          references to any Person shall include such Person’s successors and permitted assigns;

(q)          all references to any Law or Contract shall mean such Law or Contract, including any amendments thereto;

(r)          if the last day of any period is a non-Business Day, the period in question shall end on the next succeeding Business Day; and

(s)          if a notice or delivery is due (i) on a day that is a Business Day, such notice or delivery shall be due by 5:00 p.m. on such Business Day and (ii) on a day that is not a Business Day, such notice or delivery shall be due by 5:00 p.m. on the next day that is a Business Day.

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1          Closing.

(a)          Closing.  The closing of the sale and purchase of the Subject Interests (the “Closing”) shall take place by conference call and electronic (i.e., email of PDF documents) delivery of documents, at 10:00 a.m. on the date that is (a) no later than December 31, 2024 if the HSR Approval is received by December 27, 2024, and (b) if HSR Approval is received after December 27, 2024, three (3) Business Days after the conditions set forth in Section 2.3 have been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the Parties.  The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date.”

(b)          Transfer of Subject Interests.

(i)           Guardian Interests.  At the Closing, Seller One shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, free and clear of all Liens (other than Securities Liens), to Buyer, all of the Guardian Interests in accordance with this Agreement.
(ii)           Seller Two Owned Interests.  At the Closing, Seller Two shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, free and clear of all Liens (other than Securities Liens), to Buyer, all of the Seller Two Owned Interests in accordance with this Agreement.

(c)       Estimated Purchase Price.  At the Closing, Buyer shall pay, or cause to be paid, to Sellers or other Persons designated by Sellers, by wire transfer of immediately available funds to such account(s) as Sellers shall designate in writing to Buyer not less than two (2) Business Days prior to the Closing Date (the “Designated Account(s)”), an aggregate amount in cash equal to the Estimated Purchase Price.

(d)       Indebtedness.  Prior to or at the Closing, Sellers shall arrange for each Acquired Entity to be released from all Liens and other guarantee and collateral obligations under the Credit Facilities and any other Indebtedness (other than Accrued Income Taxes) of Sellers or its Subsidiaries, and deliver to Buyer customary documentation (including, as applicable, payoff letters and other documentation required to release any Liens relating thereto) reasonably acceptable to Buyer to effectuate such release (the “Indebtedness Release Documentation”).  No later than three (3) Business Days prior to the Closing Date, Sellers shall provide to Buyer drafts of such Indebtedness Release Documentation. At the Closing, Buyer shall pay, or cause to be paid, on behalf of Sellers all amounts set forth in, and in accordance with, the Indebtedness Release Documentation.

(e)        Transaction Expenses.  At the Closing, Buyer shall pay, or cause to be paid, on behalf of each Seller and its Affiliates (including the Acquired Entities), as applicable, the estimated Transaction Expenses as of the Closing (based on the estimates provided by Sellers pursuant to Section 2.2(b)) by wire transfer of immediately available funds as directed by Sellers, in each case, pursuant to invoices and wire instructions provided by Sellers from the Persons to whom such amounts are owed that are delivered to Buyer not less than three (3) Business Days prior to the Closing Date.

(f)         Payment Information.  Buyer shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, wire instructions and any other payment information provided in writing by Sellers, the Acquired Entities or their Representatives (collectively, the “Payment Information”).  The Buyer shall not have any Liability to Sellers or the Acquired Entities (or any other payee set forth in the Payment Information or any other Person) for relying on the Payment Information, including in respect of the payment of the Estimated Purchase Price at Closing in accordance with the Payment Information.

Section 2.2          Purchase Price.

(a)        Final Purchase Price.  The aggregate consideration for the Subject Interests shall be an amount in cash equal to (i) the Base Purchase Price, plus (ii) the Final Effective Date Cash, minus (iii) the Final Closing Date Indebtedness, minus (iv) the Final Transaction Expenses, plus (v) the Final Net Working Capital Adjustment Amount (which may be a positive or negative number), plus (vi) the Contributed Cash (the calculation resulting from the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), the “Final Purchase Price”) (which may not be a negative number).

(b)        Estimated Purchase Price.  No later than three (3) Business Days prior to the Closing Date, Sellers shall provide to Buyer a statement (the “Estimated Closing Statement”) setting forth an estimate of the Final Purchase Price which shall be based upon (i) the Base Purchase Price and (ii) good-faith estimates of (A) the Effective Date Cash, (B) the Closing Date Indebtedness, (C) the Transaction Expenses, (D) the Net Working Capital Adjustment Amount based on Sellers’ calculation of the Effective Date Net Working Capital and (E) the Contributed Cash (the “Estimated Purchase Price”), in each case, delivered with reasonable supporting detail with respect to the calculation of such amounts.  Sellers shall consider in good faith any proposed changes to the Estimated Closing Statement proposed by Buyer no later than one (1) Business Day prior to the Closing Date and update the Estimated Closing Statement if and to the extent so agreed with Buyer in response to such comments; provided, that if Sellers disagree with any such changes, the good faith position of Sellers with respect to such changes shall control for purposes of calculation of the Estimated Purchase Price.

(c)          Post-Closing Adjustments.

(i)          Post-Closing Adjustment.  As soon as practicable, but in any event no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth Buyer’s calculation of (A) the Effective Date Cash, (B) the Closing Date Indebtedness, (C) the Transaction Expenses, (D) the Net Working Capital Adjustment Amount based on Buyer’s calculation of the Effective Date Net Working Capital, (E) the Contributed Cash and (F) based on such calculations, Buyer’s calculation of the Final Purchase Price (such calculations, collectively, the “Proposed Purchase Price Calculations”), together with reasonable supporting detail with respect to the calculation of such amounts (the “Closing Statement”).

(ii)        Purchase Price Dispute.  Within thirty (30) days of receipt of the Closing Statement, Sellers may provide written notice to Buyer disputing all or a part of the Proposed Purchase Price Calculations (such notice, a “Purchase Price Dispute Notice”), which shall include reasonable detail regarding Sellers’ specific objections.  If Sellers do not provide a Purchase Price Dispute Notice to Buyer within such thirty (30)-day period, then the Parties agree that the Proposed Purchase Price Calculations set forth in the Closing Statement shall become final and binding on the Parties.  If a Purchase Price Dispute Notice is provided to Buyer within such thirty (30)-day period, then the Parties shall use reasonable best efforts in good faith to resolve the disputed items during the thirty (30)-day period commencing on the date of Buyer’s receipt of the Purchase Price Dispute Notice (the “Resolution Period”), and all such discussions related thereto shall, unless otherwise agreed by the Parties, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule).

(iii)       Accounting Firm; Dispute Resolution.  If the Parties do not agree upon a final resolution with respect to any disputed items set forth in a Purchase Price Dispute Notice within the Resolution Period, then the remaining items in dispute shall be submitted immediately to the dispute resolution group of Grant Thornton LLP, or, if such firm declines to be retained to resolve the dispute, the dispute resolution group of another nationally recognized, independent accounting firm reasonably acceptable to Sellers and Buyer (in either case, the “Accounting Firm”).  The Parties agree to instruct the Accounting Firm to render a determination of the applicable dispute within forty five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between the Parties, and any associated engagement fees shall be initially borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer; provided, that such fees shall ultimately be borne by Parties in inverse proportion as such Parties may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the disputed items.  For the avoidance of doubt, such fees shall not be “Transaction Expenses” for the purposes of this Agreement.  Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense.  In resolving the disputed items, the Accounting Firm (A) shall be bound by the terms of this Agreement, (B) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value claimed for such item by either Party in the Closing Statement or Purchase Price Dispute Notice, as applicable, (C) shall rely solely on the written submissions of the Parties and shall not conduct an independent investigation, (D) shall limit its decision to such items as are in dispute and to only those adjustments as are necessary for the Proposed Purchase Price Calculations to comply with the provisions of this Agreement and (E) shall act as an expert and not as an arbitrator.  Such determination of the Accounting Firm shall be conclusive and binding upon the Parties absent manifest error.  No ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed.  The Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Purchase Price Dispute Notice.  At any time, including following the Resolution Period, the Parties may agree to settle any disputed item, including any disputed item submitted to the Accounting Firm, which agreement shall be in writing and final and binding on the Parties with respect to the subject matter of such disputed item so resolved; provided, that if an Accounting Firm has been engaged, the Parties shall promptly provide a copy of such agreement to the Accounting Firm and instruct the Accounting Firm not to resolve such disputed item, it being agreed that if the Accounting Firm nonetheless resolves such disputed item for any reason, the agreement of the Parties shall control.

(iv)     Cooperation.  The Parties agree that they will, and agree to use commercially reasonable efforts to cause their respective independent accountants and their respective Affiliates to, cooperate and reasonably assist in the calculation of the Final Purchase Price and in the conduct of the review by the other Parties and their respective Representatives or, if applicable, the Accounting Firm of any proposed calculations of the Final Purchase Price or the components thereof, including the making reasonably available, to the extent necessary, of books, records, work papers and personnel related to such calculation; provided, however, that the independent accountants of Sellers or Buyer shall not be obligated to make any working papers available to the other Party or the Accounting Firm unless and until the recipient has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountant.

(v)         Payment.  Within five (5) Business Days after the date on which the Final Purchase Price is finally determined pursuant to this Section 2.2(c):

(1)            if the Final Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay, or cause to be paid, to Sellers or other Persons designated by Seller, a cash amount equal to such excess by wire transfer of immediately available funds to the Designated Account(s) (or such other accounts as Sellers shall designate in writing to Buyer not less than two (2) Business Days prior to such transfer); or

(2)           if the Estimated Purchase Price is greater than the Final Purchase Price, then Sellers or their designees shall pay to Buyer or other Persons designated by Buyer a cash amount equal to such excess, by wire transfer of immediately available funds to an account that Buyer designates in writing to Sellers not less than two (2) Business Days prior to such transfer.

(vi)       Adjustment Amount Tax Treatment.  Any amount paid pursuant to Section 2.2(c)(v) shall be treated as an adjustment to the Final Purchase Price for Tax purposes to the extent permitted by applicable Law.

Section 2.3          Conditions to the Obligations of the Parties.

(a)          Conditions to the Obligations of Each Party.  The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(i)             Regulatory Approvals.  The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission or the U.S. Department of Justice, as applicable) shall have expired or been terminated (the “HSR Approval”); and

(ii)        No Orders or Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Law in effect that enjoins, prevents, prohibits or makes illegal the consummation of the transactions contemplated hereby.

(b)       Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(i)            Representations and Warranties.  (A) each of the representations and warranties of Sellers contained in Article III with respect to the Acquired Entities and Article IV (other than the Sellers Fundamental Representations and the representations and warranties of Sellers contained in Section 3.7(a)) shall be true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) each of the Sellers Fundamental Representations (other than the Sellers Fundamental Representations set forth in Section 3.4) and the representations and warranties of Sellers set forth in Section 3.7(a) shall be true and correct in all respects at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct in all respects as of such date) and (C) the representations and warranties in Section 3.4 shall be true and correct in all respects except for any de minimis inaccuracies at and as of the Closing with the same effect as though made at and as of such time.

(ii)           Performance and Obligations of Sellers.  Sellers shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by such Seller at or prior to the Closing.

(iii)           No Material Adverse Effect.  Since the date hereof, there shall not have occurred a Material Adverse Effect.

(iv)           Deliveries and Closing Actions.  At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer:

(1)         a certificate, dated as of the Closing Date, signed by a duly authorized officer of each Seller stating that the conditions specified in Section 2.3(b)(i), Section 2.3(b)(ii) and Section 2.3(b)(iii) have been satisfied;

(2)        the Indebtedness Release Documentation, in each case, reasonably acceptable to Buyer;

(3)         an IRS Form 8023 (and any comparable form required under state or local law) as required to effect the Section 338(h)(10) Elections pursuant to Section 6.5(j), duly executed by Seller Two;

(4)         an IRS Form W-9 with respect to each Seller, in each case, duly executed by the applicable Seller;

(5)         a duly executed counterpart by Seller One to an assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(6)         the Seller Two Owned Interests, together with certificates evidencing the transfer of the Seller Two Owned Interests to the extent such Equity Interests are in certificate form, duly endorsed in blank or with stock powers or a similar instrument of transfer duly executed by Seller Two;

(7)          a duly executed counterpart to a transition services agreement, substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”); and

(8)        a good standing certificate for each of the Acquired Entities, dated within five (5) Business Days of Closing.

(c)          Conditions to Obligations of Sellers.  The obligation of Sellers to consummate the transactions to be performed by Sellers in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(i)          Representations and Warranties.  (A) Each of the representations and warranties of Buyer (other than the Buyer Fundamental Representations) contained in this Agreement (without giving effect to any limitations as to “materiality” or “Buyer Material Adverse Effect” set forth therein) shall be true and correct in all respects at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct in all respects as of such date), except for inaccuracies, individually or in the aggregate, that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect and (B) each of the Buyer Fundamental Representations shall be true and correct in all respects at and as of the Closing Date with the same effect as though made at and as of such time (other than the Buyer Fundamental Representations that are as of a specific date, which representations and warranties shall be true and correct as of such date).

(ii)           Performance and Obligations of Buyer.  Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(iii)          Deliveries and Closing Actions.  At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers:

(1)         by wire transfer of immediately available funds, the Estimated Purchase Price;

(2)         a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer stating that the conditions specified in Section 2.3(c)(i) and Section 2.3(c)(ii) have been satisfied;

(3)         an IRS Form 8023 (and any comparable form required under state or local law) as required to effect the Section 338(h)(10) Elections pursuant to Section 6.5(j), duly executed by Buyer;

(4)         a duly executed counterpart to the Assignment and Assumption Agreement;

(5)         a duly executed counterpart to the Transition Services Agreement; and

(6)         a good standing certificate for Buyer, dated within five (5) Business Days of Closing.

(d)          Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Section 2.3 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing conditions of each such other Party to be satisfied.

(e)         Waiver of Closing Conditions.  Upon the occurrence of the Closing, any condition set forth in this Section 2.3 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.4        Withholding.  Buyer, Sellers and their respective Affiliates may each deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amount as are required to be deducted or withheld with respect to such payment under the Code or any applicable Law.  Any amounts so deducted or withheld shall be promptly paid over to the appropriate Governmental Entity in accordance with applicable Law.  To the extent that amounts are so deducted or withheld and promptly paid over to the appropriate Governmental Entity in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.  If a Party intends to deduct or withhold any amounts under this Section 2.4 (except for payments of bonuses and other compensatory amounts to Persons who are receiving such payments in their capacity as employees), such Party shall provide notice as promptly as commercially practicable to the Persons in respect of whom such payment is to be made, and the Parties shall cooperate in good faith with each other to take commercially reasonable steps to minimize or eliminate such deduction or withholding in accordance with applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED ENTITIES

Except as set forth in the Schedules, each Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

Section 3.1          Organization; Authority; Enforceability.  Each of the Acquired Entities is a legal entity duly organized, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and properties, and to conduct its business as it is now being conducted.  Each of the Acquired Entities is duly qualified or licensed (as applicable) to do business and is in good standing (or the equivalent) in each jurisdiction in which the conduct of its business or locations of its assets or properties makes such qualification or license (as applicable) necessary, except where the failure to be so qualified or licensed (as applicable) or to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Sellers have provided to Buyer true, correct and complete copies of the Governing Documents of the Acquired Entities (including all amendments thereto).  The Acquired Entities are not in default under or in violation of any provision of their respective Governing Documents.

Section 3.2       Noncontravention.  The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby by the Sellers does not and will not (with or without notice, the lapse of time or both) (a) conflict with or result in any breach of any of the terms, conditions or provisions of the Governing Documents of the Acquired Entities, (b) conflict with, result in any violation of or constitute a default under (or an event that, with or without notice, the lapse of time or both would constitute a breach of or default under) or give rise to a right of termination or acceleration of any right or obligation under, or required the consent of any third party to, any provision of any Contract or Permit to which any Acquired Entity, or any asset or property of any Acquired Entity, is bound, (c) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Acquired Entities or (d) conflict with or violate any Laws applicable to any Acquired Entity or its respective assets, except, in the case of clauses (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Entities.

Section 3.3          Governmental Consents.  No approval from, or filing with, any Governmental Entity is required to be obtained or made by any Acquired Entity in connection with the consummation by any Acquired Entity of the transactions contemplated by the Transaction Documents to which it is a party, other than the HSR Approval.

Section 3.4          Capitalization.

(a)          The Guardian Interests constitute all of the issued and outstanding Equity Interests in Guardian.  All of the Guardian Interests have been duly authorized and are validly issued in compliance with applicable Laws and the Governing Documents of Guardian.  Seller One owns beneficially and of record, free and clear of all Liens (except for Securities Liens, Liens arising under the Governing Documents of Guardian and Liens arising under this Agreement), all of the Guardian Interests.  The Midwestern Interests constitute all of the issued and outstanding Equity Interests in Midwestern.  All of the Midwestern Interests have been duly authorized and are validly issued in compliance with applicable Laws and the Governing Documents of Midwestern and are fully-paid and non-assessable.  The Viking Interests constitute all of the issued and outstanding Equity Interests in Viking.  All of the Viking Interests have been duly authorized and are validly issued in compliance with applicable Laws and the Governing Documents of Viking and are fully-paid and non-assessable.  Seller Two owns beneficially and of record, free and clear of all Liens (except for Securities Liens, Liens arising under the Governing Documents of Midwestern or Viking and Liens arising under this Agreement), all of the Seller Two Owned Interests.  None of the Subject Interests were issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights of any other Person.

(b)         Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Subject Interests, free and clear of all Liens (other than Securities Liens).

(c)          Except for this Agreement and the transactions contemplated hereby and thereby:

(i)          there are no outstanding options, warrants, Contracts, phantom equity, profits interests, equity-based rights, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Acquired Entity is a party or which are binding upon or applicable to any of the Acquired Entities;

(ii)           the Acquired Entities are not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Subject Interests, either of itself or of another Person;

(iii)          there are no voting trusts, proxies, stockholders agreement, registration rights agreements or other agreements or understandings with respect to the voting or transfer of any of the Subject Interests;

(iv)          there are no bonds, debentures, notes or other Indebtedness of any Acquired Entity having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the equityholders of such Acquired Entity may vote; and

(v)           There are no preemptive rights, rights of first refusal, co-sale rights or similar rights directly or indirectly affecting the Subject Interests.

Section 3.5          No Subsidiaries or Other Activities.  No Acquired Entity owns (beneficially or of record), directly or indirectly, any Equity Interests of any Person.  During the past seven (7) years, no Acquired Entity has (a) engaged in any activity other than, (i) in the case of Guardian, owning and operating the “Guardian” pipeline system, (ii) in the case of Viking, owning and operating the “Viking” pipeline system and (iii) in the case of Midwestern, owning and operating the “Midwestern” pipeline system or (b) incurred any material Liabilities other than Liabilities related to the ownership or operation of its respective pipeline.

Section 3.6          Financial Statements.

(a)          Attached as Schedule 3.6(a) are true, correct and complete copies of: (i) the audited balance sheet of each Acquired Entity as of December 31, 2022 and December 31, 2023 and the related statements of income, operations and cash flows for the twelve (12) months ended December 31, 2022 and December 31, 2023, together with the related notes and schedules thereto; and (ii) the unaudited balance sheet of each Acquired Entity as of September 30, 2024 (the “Balance Sheet Date”), and the related statements of income, operations and cash flows for the nine (9) months then ended (the items described in the foregoing clauses (i) through (ii), collectively, the “Financial Statements”).  Except as otherwise noted therein and subject to the absence of footnotes and customary year-end adjustments with respect to any unaudited Financial Statements, the Financial Statements present fairly in all material respects the financial condition of the Acquired Entities as of the respective dates thereof or the results of operations and cash flows of the Acquired Entities for the periods covered thereby, in each case, in conformity with GAAP or the FERC Basis of Accounting, as applicable, applied on a consistent basis throughout the periods indicated.  The accounting requirements of FERC are set forth in its applicable Uniform System of Accounts and published accounting releases, which is a comprehensive basis of accounting other than GAAP (the “FERC Basis of Accounting”).  The Financial Statements were derived from the books and records of the Acquired Entities, and Sellers maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded in a timely manner and as necessary to permit preparation of the Financial Statements in accordance with GAAP or the FERC Basis of Accounting, as applicable, and to maintain accountability for earnings, liabilities and assets.

(b)          No Acquired Entity has Liabilities except (i) Liabilities adequately reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto and (ii) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business (and none of which results from or arises in connection with any breach, violation or default under any Law, Order, Permit or Contract or any tort, fraud or infringement), in each case, whether or not such Liabilities are required to be disclosed or reflected on financial statements prepared in accordance with GAAP or the FERC Basis of Accounting, as applicable.

(c)          All accounts receivable of the Acquired Entities (i) are valid and enforceable claims arising from bona fide transactions of the Acquired Entities in the ordinary course of business, (ii) represent monies due for services actually rendered in the ordinary course of business, (iii) are not subject to any material refunds or adjustments and (iv) are not subject to any defenses, offsets, claims or counterclaims, restrictions or other encumbrances.  To the Knowledge of Sellers, all of such accounts receivable are collectible in the ordinary course of business, net of any applicable allowance for doubtful accounts, which allowance was calculated in accordance with GAAP and reflected in the Financial Statements.  All accounts payable of each of the Acquired Entities arose in bona fide transactions of each of the Acquired Entities in the ordinary course of business, and no such account payable is delinquent in its payment in any material respect.

(d)         Since January 1, 2022, no Acquired Entity has made any changes in its methods of accounting or accounting principles or practices (including with respect to reserves and including any assumptions or elections associated with its current methods of accounting), except as required by GAAP or the FERC Basis of Accounting, or took or has taken any action outside the ordinary course of business to delay or postpone the timely payment of accounts payable (and each Acquired Entity has timely paid such accounts payable in the ordinary course of business), accrued liabilities, or other liabilities or obligations or to accelerate the collection of accounts receivable (including offering any discounts or other benefits in connection with such collections other than in the ordinary course of business).  Within the last five (5) years, there has not been (x) any significant deficiency or weakness in any system of internal accounting controls used by any of the Acquired Entities nor (y) any fraud or similar wrongdoing involving any of the management of any of the Acquired Entities who have a role in the preparation of Financial Statements or the internal accounting controls relating thereto.

Section 3.7        Absence of Certain Changes.  Since the Balance Sheet Date, (a) there has not been any event, change, occurrence, circumstance, fact, effect or condition that directly or indirectly, individually or in the aggregate with any other event, change, occurrence, circumstance, fact, effect or condition, has had or resulted in a Material Adverse Effect, (b) the Acquired Entities have operated in the ordinary course of business consistent with past practices and (c) no Acquired Entity has taken any action that would be prohibited by Section 6.1.

Section 3.8        Absence of Undisclosed Liabilities.  Except (a) as adequately reflected or reserved against in the Financial Statements as of the Balance Sheet Date (including the notes thereto), (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, none of the Acquired Entities has any material liabilities or material obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on the Financial Statements.

Section 3.9          Real Property.

(a)          The Acquired Entities own and have good and marketable title to all of the Owned Real Property and have valid, enforceable and binding leasehold interests in all of their Leased Real Property, in each case, of all Owned Real Property and Leased Real Property, free and clear of all Liens except for Permitted Liens.  Except as would not have a material adverse impact on the operations of the business of the Acquired Entities with respect to the Leased Real Property (i) all Leases are valid, in full force and effect and effective against such Acquired Entity party thereto and, to the Knowledge of Sellers, the counterparties thereto, in accordance with their respective terms, and (ii) there is not, under any of such Leases, (A) any existing default by any Acquired Entity party thereto or, to the Knowledge of Sellers, the counterparties thereto or (B) to the Knowledge of Sellers, any event, fact or circumstance, which, with notice or lapse of time or both, would be or become a default by such Acquired Entity party thereto, or the counterparties thereto.  Neither Seller nor any Acquired Entity has entered into any Contract or agreement to sell, or which grants an option or other right to any Person to purchase, any of the Owned Real Property or any Leased Real Property interest.

(b)         Except as would not have a material adverse impact on the operations of the business of the Acquired Entities, (i) each Acquired Entity is the beneficiary of or has a right to use all easements and rights-of-way (the “Rights of Way”) that are used in the operation of such Acquired Entity’s business and assets, (ii) each Right of Way is a valid, enforceable and binding real property interest of record (or a memorandum thereof has been filed of record), free and clear of all Liens except for Permitted Liens, (iii) with respect to the Rights of Way, (A) all Rights of Way are valid, in full force and effect and effective against such Acquired Entity party thereto and, to the Knowledge of Sellers, the counterparties thereto, in accordance with their respective terms, and (B) there is not, under any of such Rights of Way, (1) any existing material default by any Acquired Entity party thereto or, to the Knowledge of Sellers, the counterparties thereto or (2) to the Knowledge of Sellers, any event, fact or circumstance, which, with notice or lapse of time or both, would be or become a default by such Acquired Entity party thereto, or the counterparties thereto.  Neither Seller nor any Acquired Entity has entered into any Contract or agreement to sell, or which grants an option or other right to any Person to purchase, any of the Rights of Way.

(c)          The Real Property and the Rights of Way, collectively, constitute all of the real property rights and interests that are material to the operation of the business and assets of the Acquired Entities.

(d)         There are no third party claims pending, or to the Knowledge of Sellers threatened, against the Acquired Entities’ title or leasehold title to the Real Property or Rights of Way or the Acquired Entities’ rights of continued use thereof.

(e)          A list of all compressor stations, offices and other material above ground facilities is set forth on Schedule 3.9(e).

(f)          There is no pending or, to the Knowledge of Sellers, threatened condemnation of any Real Property or Rights of Way by any Governmental Entity.  No Acquired Entity has received any written notice of any eminent domain Proceeding or taking which is still active or pending, nor, to the Knowledge of Sellers, is any such Proceeding or taking contemplated with respect to all or any material portion of the Real Property or Rights of Way, the consummation of which would have a material adverse impact on the operations of the business of the Acquired Entities as conducted as of the Closing Date.

Section 3.10        Tax Matters.

(a)          Each of the Acquired Entities has timely filed all material Tax Returns required to be filed by or with respect to it pursuant to applicable Laws (including applicable extensions), and such Tax Returns are accurate, complete and correct in all material respects.  Each of the Acquired Entities has timely paid all material amounts of Taxes due and payable by it in full, whether or not shown as due on any Tax Return.  All material Taxes required to be withheld by each of the Acquired Entities have been timely withheld and have been timely paid over to the proper Taxing Authority or properly set aside in accounts for such purpose, and each Acquired Entity has complied with all reporting requirements under applicable Laws relating to such Taxes in all material respects.  No claim has been made by a Taxing Authority in a jurisdiction where any of the Acquired Entities does not file Tax Returns that such Acquired Entity is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(b)         Each Seller Affiliated Group has filed all material Income Tax Returns that it was required to file for each taxable period during which Midwestern or Viking was a member of such group.  All such Tax Returns are correct and complete in all material respects.  All material Income Taxes owed by each Seller Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which Midwestern or Viking was a member of such group.

(c)         None of the Acquired Entities has any liability for Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law) or (ii) as a transferee or successor, in each case, that is currently due and outstanding to any Taxing Authority.

(d)         Each Acquired Entity has properly collected and remitted all material sales and use and similar Taxes with respect to sales or leases made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases or other services made without charging or remitting sales or similar Taxes that qualify as exempt from sales and use and similar Taxes.

(e)          None of the Acquired Entities is the subject of a Tax Contest relating to any material Taxes, and no such Tax Contest has been threatened in writing or is pending.  No claim has been received in writing by any of the Acquired Entities for any material deficiency, assessment, adjustment or issue with respect to Taxes.

(f)          There are no material Liens for Taxes (other than Permitted Liens) on any assets, properties or rights of any of the Acquired Entities.

(g)        None of the Acquired Entities has extended or waived any statute of limitations with respect to the assessment of material Taxes nor agreed to any extension of time with respect to any assessment or deficiency with respect to a material amount of Tax of any Acquired Entity.  No Acquired Entity has requested or obtained any extension of time in which to file any material Tax Return that has not been filed or to pay any material Tax that has not been paid (other than pursuant to extensions of time to file Tax Returns that do not require the consent of a Taxing Authority).

(h)        Within the last five (5) years, no private letter rulings or technical advice memoranda have been issued by any Taxing Authority with respect to an Acquired Entity.

(i)        None of the Acquired Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Buyer Tax Period as a result of any (i) adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) by reason of a change in method of accounting for a Seller Tax Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) resulting from any intercompany transaction occurring prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued by any Acquired Entity on or before the Closing Date, (vi) election pursuant to Section 108(i) of the Code or (vii) an inclusion pursuant to Section 951, Section 951A, or Section 956 of the Code.

(j)        None of the Acquired Entities is a party to or bound by any Tax allocation, sharing or indemnity agreements or any other obligation to indemnify any other Person with respect to Taxes (other than any Contract for which the primary purpose does not relate to Taxes).  Since April 2006, none of the Acquired Entities has been a member of an affiliated, consolidated, combined or unitary group for applicable Income Tax purposes, other than any Seller Affiliated Group.

(k)        None of the Acquired Entities has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).

(l)         Since April 2006, (i) each of Midwestern and Viking is and has been properly classified as a corporation for U.S. federal Income Tax purposes and (ii) Guardian is and has been properly classified as an entity that is treated as disregarded as separate from its owner for U.S. federal Income Tax purposes.

(m)       Within the past two (2) years, neither Midwestern nor Viking has constituted a “distributing corporation” or a “controlled corporation” (each within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(n)       Each of the Acquired Entities has complied in all material respects with the intercompany transfer pricing provisions of Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), including the contemporaneous documentation and disclosure requirements thereunder.

(o)         Each of the Acquired Entities has complied in all material respects with all escheat and abandoned or unclaimed property Laws and does not have any material Liability under any escheat, abandoned or unclaimed property Laws.

(p)          None of the Acquired Entities is a resident, or has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business, in a country other than the United States.

(q)          No share constituting a Seller Two Owned Interest is a “loss share” for purposes of Treasury Regulations Section 1.1502-36.

Section 3.11        Contracts.

(a)      Except for (x) the Credit Facilities, (y) Contracts entered into in accordance with Section 6.1(a) or (z) as set forth on Schedule 3.11(a), no Acquired Entity is a party to, or bound by, any:

(i)             Contract constituting a pipeline interconnect or facility operating agreement;

(ii)           Contract for the purchase and sale, storage or transportation of hydrocarbons with a remaining term of more than ninety (90) days (“Transportation Contracts”);

(iii)          Contract relating to Indebtedness (other than Accrued Income Taxes) of any Acquired Entity or granting a Lien on any of the material assets or properties of an Acquired Entity;

(iv)          Contract with respect to the license of any proprietary rights to which any Acquired Entity is a party as licensee or licensor (other than Contracts relating to commercially available off-the-shelf software licensed for less than $1,000,000 in annual fees) or any Contract whereby any Acquired Entity is restricted in its right to use or register any material proprietary right;

(v)           other than Contracts addressed by subsection (i)-(ii) above, Contract that provides for aggregate future payments to or from an Acquired Entity in excess of $1,000,000 in any calendar year;

(vi)          Contract for lease, sale or purchase of personal property or real property, including the Leased Real Property, involving future aggregate payments in excess of $500,000 in any calendar year;

(vii)          joint venture agreement or similar arrangement;

(viii)         power of attorney;

(ix)          other than this Agreement, Contract for the sale, transfer or acquisition of any asset, Equity Interest or business of any Acquired Entity (other than those providing for sales, transfers or acquisitions of assets in the ordinary course of business) or for the grant to any Person of any preferential rights to purchase any asset, Equity Interest or business of any Acquired Entity, in each case, under which there are outstanding obligations of any Acquired Entity;

(x)           Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by an Acquired Entity of any operating business or material assets or the capital stock of any other Person, under which there are outstanding obligations of any Acquired Entity;

(xi)          Contract that contains a provision (A) expressly prohibiting or restricting any Acquired Entity from (1) engaging in any line of business or conduct of business in any jurisdiction, including any areas of mutual interest, (2) distributing or offering any products or services, (3) competing with any other Person in any line of business or in any geographic area, (4) owning, operating, selling, transferring, or otherwise disposing of any asset or (5) hiring, soliciting or consulting with any Person, (B) that would levy a fine or other payment for doing any of the foregoing or (C) which would so limit the Acquired Entities or its Affiliates after the Closing Date;

(xii)          Contact containing a most favored nation or similar provision;

(xiii)         Labor Agreement;

(xiv)         Contract that is for the employment or engagement of any directors, officers, employees or independent contractors, with respect to the business of the Acquired Entities, at annual compensation in excess of $100,000;

(xv)          Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which either Seller, each with respect to the Acquired Entities, will have any outstanding obligation after the date of this Agreement;

(xvi)        any indemnification, restrictive covenant, proprietary information and inventions assignment, or other ancillary agreement or Contract with any directors, officers, employees or independent contractors each with respect to the business of the Acquired Entities;

(xvii)       Contract involving the settlement of any Proceeding or threatened Proceeding, other than rate cases filed or settled with FERC;

(xviii)       interest rate, currency swap or other hedging agreement or arrangement;

(xix)        Contract requiring any Acquired Entity to purchase its total requirements of any product or service from a third party or containing “take or pay” obligations by an Acquired Entity;

(xx)         Contract between the Seller or an Affiliate of Seller, on the one hand, and an Acquired Entity, on the other hand, that will survive Closing;

(xxi)         Contract with the express purpose of assuming any environmental Liability of any Person;

(xxii)       any Contract that requires an Acquired Entity to indemnify any Person (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the ordinary course of business); or

(xxiii)      Contract with any Governmental Entity that requires annual payments to or from any Acquired Entity of more than $500,000.

(b)       Except as specifically disclosed on Schedule 3.11(b), (i) each of the Credit Facilities and the Contracts listed on Schedule 3.11(a) (each, a “Material Contract”) is in full force and effect and is a valid and binding agreement of such Acquired Entity and, to the Knowledge of Sellers, each other party thereto or bound thereby, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally, (ii) no Acquired Entity nor, to the Knowledge of Sellers, any other party thereto, is in default or breach in any material respect under (or is alleged in writing to be in default or breach in any material respect under) the terms of, or has provided or received any written notice of any intention to terminate, any such Material Contract, and (iii) to the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder.  No Seller nor any of their Affiliates has received any written notice of the intention of any party to terminate, materially modify or not renew any Material Contract.  No Seller nor any of their Affiliates has served notice on a counterparty to a Material Contract in respect of a breach by such counterparty.  Prior to the date hereof, Sellers have made available to Buyer true, correct and complete copies of the Material Contracts as of the date hereof, together with all modifications and amendments thereto.

(c)       Except as set forth on Schedule 3.11(c), there is no Contract for the provision of services (other than services that will be provided to Buyer by Sellers’ Parent or an Affiliate thereof pursuant to the Transition Services Agreement) to or for the benefit of the Acquired Entities that is (i) material to the operation of the business of the Acquired Entities and (ii) held in the name of an Affiliate of the Acquired Entities.

Section 3.12       Litigation.  Except as set forth on Schedule 3.12, there are, and during the past three (3) years there have been, no material Proceedings pending or, to the Knowledge of Sellers, threatened, against or involving any Acquired Entity or an Acquired Entity’s assets by or before any Governmental Entity.  No Acquired Entity is, or during the past three (3) years has been, subject to or bound by any Order of any Governmental Entity.  There is no Proceeding by any Acquired Entity (x) pending or (y) other than FERC rate cases, which any Acquired Entity intends to initiate.

Section 3.13        Brokerage.  Except for arrangements for which Sellers shall be solely responsible or that will be included in the calculation of Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Acquired Entity.

Section 3.14        Benefit Plans.

(a)          Schedule 3.14(a) sets forth a correct and complete list, as of the date of this Agreement, of each material Benefit Plan.  As of the date hereof, there are no Acquired Entity Benefit Plans.  With respect to each material Benefit Plan, Seller has made available to Buyer the plan document for, or a summary of the material terms of, such material Benefit Plan.

(b)      Each Benefit Plan has been established, administered, funded and operated in material compliance with applicable legal requirements and its terms, and no material actions, suits, claims, audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of Sellers, threatened with respect to any Benefit Plan (other than routine claims for benefits payable in the ordinary course and appeals of denied claims) and to the Knowledge of Sellers, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits, claims, audits, inquiries, proceedings or lawsuits.  No event has occurred, and to the Knowledge of Sellers, no condition exists that would, by reason of Sellers’ affiliation with any of its ERISA Affiliates, subject Sellers to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(c)         Each Benefit Plan intended to qualify under Section 401 of the Code does so qualify and any trusts intended to be exempt from U.S. federal income taxation under the provisions of Section 501(a) of the Code are so exempt.  Nothing has occurred with respect to the operation of any such Benefit Plan that could reasonably be expected to cause the denial or loss of such qualification or exemption.

(d)         Except as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (whether alone or together with any other event) (i) result in any payment or benefit becoming due to any Business Employee, (ii) increase any payment or benefit to be paid or provided to any Business Employee, (iii) result in an acceleration of the time of payment, funding or vesting of any payments or benefits to any Business Employee, or (iv) result in the forgiveness of any indebtedness of any Business Employee.

(e)        Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby shall, either alone or in connection with any other event(s), result in any payment to a Business Employee that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f)         Except as would not reasonably be expected to result in any Liability to the Acquired Entities, none of the Sellers, the Acquired Entities, or any of their respective ERISA Affiliates contribute to, and are not obligated to contribute to, and do not have any Liability (contingent or otherwise) with respect to, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g)         None of the Benefit Plans provides for health, welfare or life insurance benefits or coverage for any Business Employee or any beneficiary of a Business Employee beyond the termination of such Business Employee’s employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, or similar state Law and at the sole expense of such Business Employee or the Business Employee’s beneficiary.

(h)         Neither Sellers nor the Acquired Entities maintain any obligations to gross-up or reimburse any Business Employee for any tax or related interest or penalties incurred by such Business Employee, including under Sections 409A or 4999 of the Code or otherwise.

Section 3.15        Labor Relations; Employee Matters.

(a)        Schedule 3.15(a) includes the following information for each Business Employee: name or employee identification number, job title, employment start date, primary work location (including country, state (if applicable), and city), classification as exempt or non-exempt, whether paid on a salary basis, hourly basis, or otherwise, current annual base salary, base wage rate or other wage, immigration status (if any), full-time or part-time status, and employing entity name.  To the Knowledge of Sellers, there are no individual or sole proprietor independent contractors or consultants engaged by any Seller or Acquired Entity who exclusively or primarily provide services to any Acquired Entity or their respective businesses.

(b)       As of the date hereof and for the previous three (3) years, (i) no Acquired Entity or, solely with respect to the Business Employees, any of Sellers or their Affiliates, is or has been a party to, or bound by, any Labor Agreement, (ii) no Business Employee is or has been represented by any labor union, labor organization or works council, and (iii) to the Knowledge of Sellers, no union organizing campaign, activity or proceeding has occurred, or is pending or threatened with respect to any of the Business Employees.  During the previous three (3) years, there have been no labor strikes, material grievances, material unfair labor practice charges, collective bargaining or work council disputes, material picketing, slowdown, lockout or other material work stoppages or labor disputes pending or, to the Knowledge of Sellers, threatened with respect to any of the Business Employees.  There is no union or other labor organization which must be notified or consulted with in connection with the transactions contemplated by this agreement.

(c)          As of the date hereof and for the previous three (3) years, the Acquired Entities and Sellers, with respect to the business of the Acquired Entities, are and have been in material compliance with all Laws pertaining to employment, including terms and conditions of employment, payment of wages, hours, equal employment opportunity, discrimination, retaliation, immigration (including the completion of Forms I-9 for all employees and the proper confirmation and maintenance of employee visas), classification of employees and independent contractors, pay equity, workers’ compensation, government contracting and subcontracting regulations, affirmative action, whistleblowing, unemployment insurance, employee trainings and notices, employee leave issues, COVID-19, plant closures and layoffs, restrictive covenant obligations, collective bargaining and labor relations, automated employment decision tools (including artificial intelligence), occupational safety and health standards, and withholding of payroll Taxes.

(d)      To the Knowledge of Sellers, (i) each Acquired Entity has promptly, thoroughly and impartially investigated all sexual harassment, discrimination, retaliation and material policy violation allegations of which it is aware, (ii) with respect to each such allegation with potential merit, the applicable Acquired Entity has taken prompt corrective action that is reasonably calculated to prevent further improper action and (iii) no Acquired Entity is aware of any allegations relating to officers, directors or employees of such Acquired Entity at the level of Director or above, in each case, in their capacity as such, that, if known to the public, would bring such Acquired Entity into material disrepute.

(e)        As of the date hereof and for the previous three (3) years, the Acquired Entities have not effectuated any “plant closing” or “mass layoff” as defined in the WARN Act.

(f)        The Business Employees (together with the employees of Sellers’ Parent and its Affiliates who provide services under the Transition Services Agreement) are sufficient in number, seniority and skill to maintain the operation of the Acquired Entities in substantially the same manner as operated and conducted immediately prior to the Closing Date.  Other than the Business Employees, none of Sellers nor any of their Affiliates employ any Person whose job duties are primarily devoted to the Acquired Entities.

Section 3.16        Insurance.

(a)          Schedule 3.16(a) sets forth a true and complete list of all policies or contracts providing insurance coverage applicable to the Acquired Entities (the “Policies”).  The Policies (i) are in such amounts and against such risks substantially as Sellers believe to be customary for the industries in which the Acquired Entities operate and (ii) are sufficient for compliance with all applicable Laws and Contracts for which the Acquired Entities are parties or by which they are bound.

(b)          Each Policy is in full force and effect as of the date hereof.  All premiums due and payable under the Policies have been paid, and there are no material defaults under any such policy by the Acquired Entities or, to the Knowledge of Sellers, the applicable insurer.  None of the Acquired Entities has received written notice of any pending or, to the Knowledge of Sellers, threatened cancellation with respect to any such insurance policy and there are no material Proceedings pending under the Policies for which overage has been denied by the applicable insurer.

Section 3.17        Compliance with Laws; Permits.

(a)          Except as set forth on Schedule 3.17, each Acquired Entity is, and during the past five (5) years has been, in compliance in all material respects with all applicable Laws, and no written notices have been received by any Acquired Entity from any Governmental Entity alleging a material violation of any such Laws, which notices remain unresolved, and no Acquired Entity has received written notice of any investigation by any Governmental Entity with respect to any material violation of applicable Law.

(b)          During the past three (3) years, the Acquired Entities have obtained, maintained and complied with all Permits required for the ownership and use of their assets and properties and the conduct of their business as currently conducted, and are in compliance in all material respects with all material terms and conditions of such Permits.  Each such Permit is in full force and effect.  No Proceeding is pending or, to the Knowledge of Sellers, threatened in writing that would reasonably be expected to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the Acquired Entities to use such Permit.

Section 3.18        Environmental Matters.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to result in any of the Acquired Entities incurring material Liabilities under Environmental Laws:

(i)           each of the Acquired Entities is and for the last three (3) years has been in compliance with any and all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required of it under applicable Environmental Laws to conduct its respective businesses;

(ii)          there are no Proceedings or Orders pending or, to the Knowledge of Sellers, threatened against or involving the Acquired Entities pursuant to any Environmental Law;

(iii)        none of the Acquired Entities or, to the Knowledge of Sellers, any other Person, has Released, treated, stored, transported or arranged for or permitted the transportation or disposal of, or exposed any Person to, any Hazardous Materials, in each case, as has given rise or would reasonably be expected to give rise to any Liability of any Acquired Entity pursuant to any Environmental Law; and

(iv)        none of the Acquired Entities has expressly assumed, undertaken or provided an indemnity with respect to any Liability of any other Person arising under Environmental Laws.

(b)      Sellers have made available to Buyer (i) all material, non-privileged environmental, health and safety reports, studies, investigations, audits and site assessments with respect to the Owned Real Property or Leased Real Property and any real estate formerly owned, leased or operated by any of the Acquired Entities and (ii) copies of all material, non-privileged documents relating to any material and outstanding Liabilities under Environmental Laws, in each case of the foregoing clauses (i) or (ii), which are in the possession or control of Sellers or the Acquired Entities.

Section 3.19          Intellectual Property.

(a)          Except as set forth in Schedule 3.19, no Seller or Acquired Entity owns or licenses any Intellectual Property that is material to the Acquired Entities or the business of the Acquired Entities taken as a whole.

(b)          To the Knowledge of Sellers, the Acquired Entities have not infringed upon, misappropriated, or otherwise violated any Intellectual Property of any Person.

(c)          To the Knowledge of Sellers, no third party is infringing, misappropriating or otherwise violating the Intellectual Property owned by the Acquired Entities.

Section 3.20        Data Privacy.  To the Knowledge of Sellers, no Acquired Entity has been subject to any cyber-attacks which have compromised its information technology systems or resulted in information about any Acquired Entity, its customers, businesses or any assets held by an Acquired Entity or its Affiliates being accessed or accessible by unauthorized persons.

Section 3.21        Title to and Sufficiency of Assets.

(a)          The Acquired Entities have good title to, or, in the case of leased or subleased tangible personal property, a valid and binding leasehold interest in, or, in the case of licensed tangible personal property, a valid license in, all of its tangible personal property, free and clear of all Liens other than Permitted Liens.  All machinery, materials, equipment and fixtures (including, without limitation, all pipelines) that are material to the operation of the business of the Acquired Entities are in good and sufficient working order and condition for the continued operation of the Acquired Entities’ business and are operating or capable of operating (without enhancement or repair) at full functionality and capacity (if applicable).  Each of the pipelines is capable of operating (without enhancement or repair) at one hundred percent (100%) of its certificated capacity and in compliance with its applicable FERC NGA Gas Tariff.

(b)          Such material tangible personal property constitutes all the material tangible personal property necessary for the conduct of the Acquired Entities’ business in the same manner as conducted immediately prior to the date hereof.

Section 3.22        Affiliate Transactions.  Except for employment agreements, the Governing Documents of each Acquired Entity, the Transition Services Agreement, the applicable Credit Support Obligations that are not replaced pursuant to Section 6.15 prior to Closing or as disclosed in Schedule 3.22, there are no loans, Leases, commitments, guarantees, agreements or other transactions or arrangements (oral or written) between any Acquired Entity, on the one hand, and any Affiliate thereof or any current or former director, officer, limited partner, member or employee of such Acquired Entity or any immediate family member or Affiliate of any of the foregoing, on the other hand, that will survive Closing (the “Affiliate Transactions”).

Section 3.23        Regulatory Filings.  Except as would not have, individually or in the aggregate, be material to the Acquired Entities, all filings required to be made by any Acquired Entity during the five (5) years preceding the date hereof (a) with FERC or in accordance with the Natural Gas Act, 15 U.S.C. §§ 717-717w (1940), (b) the Department of Transportation, (c) the Department of Energy or (d) any applicable state commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 3.24        Credit Support.  Except as listed on Schedule 3.24, none of Sellers or any of the Acquired Entities has any obligation to post any surety bond letter of credit, guarantee or other form of support (credit or otherwise) in respect of the Acquired Entities or their respective businesses or assets.

Section 3.25        Bank Accounts.  Schedule 3.25 sets forth a true and complete list of all deposit, demand, savings, passbook, security or similar accounts maintained by the Acquired Entities with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.  No funds of an Acquired Entity are held in any accounts other than those listed on Schedule 3.25.

Section 3.26        Records.  The Records (a) have been maintained in the ordinary course of business and in all material respects in accordance with applicable Law and (b) except as would not individually or in the aggregate, reasonably be expected to be material to the Acquired Entities, comprise all of the books, records and files relating to Sellers’ Parent ownership and operation of the Acquired Entities and their assets.

Section 3.27        Bankruptcy.  There are no bankruptcy Proceedings pending, or to the Knowledge of Sellers, threatened, against the Acquired Entities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules, each Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1          Organization; Authority; Enforceability.  Such Seller is a legal entity duly organized, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and properties, and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, materially and adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement.  Such Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  No other proceedings on the part of such Seller or any Acquired Entity is necessary to approve and authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Documents to which it is a party has been, or upon delivery thereof will be, duly executed and delivered by such Seller and constitutes the valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2          Noncontravention.  The execution and delivery of this Agreement and each other Transaction Document does not, and the performance of this Agreement and each other Transaction Document will not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, (e) result in the creation of any Lien upon the Subject Interests under or (f) other than the HSR Approval and compliance with the applicable requirements of the HSR Act, require any approval from or filing with, any Governmental Entity under or pursuant to, the Governing Documents of such Seller, or any Law, Order or Contract to which such Seller is bound or subject, except, with respect to any Law, Order or Contract, as would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 4.3          Ownership.  (a) Seller One holds the Guardian Interests free and clear of all Liens other than Securities Liens and (b) Seller Two holds the Seller Two Owned Interests free and clear of all Liens other than Securities Liens.  Such Seller is not a party to (x) any option, warrant, preemptive, offer right, purchase right or other Contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of (or offer to sell, transfer or otherwise dispose of) any of the Subject Interests or (y) any voting trust, proxy or other Contract or understanding with respect to the voting of the Subject Interests.

Section 4.4          Litigation.  There is no Proceeding pending before any Governmental Entity against or affecting such Seller or any of its properties or rights with respect to the transactions contemplated hereby.

Section 4.5          Brokerage.  Except for arrangements for which Sellers shall be solely responsible or that will be included in the calculation of Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller.

Section 4.6          Section 338(h)(10) Elections.  Seller Two is eligible to make each of the Section 338(h)(10) Elections that are required to be made pursuant to Section 6.5(j).

Section 4.7          Disclaimer.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLERS IN THIS ARTICLE IV AND ARTICLE III (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.3(B)(IV)(1) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES), NONE OF SELLERS, THEIR AFFILIATES (INCLUDING THE ACQUIRED ENTITIES), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON MAKES, HAS MADE, SHALL BE DEEMED TO HAVE MADE, OR HAS BEEN AUTHORIZED TO MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ON BEHALF OF OR WITH RESPECT TO SELLERS, THEIR AFFILIATES (INCLUDING THE ACQUIRED ENTITIES), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, THEIR BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLERS OR THEIR AFFILIATES (INCLUDING THE ACQUIRED ENTITIES), FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) BUYER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON IN THE DATA ROOM OR OTHERWISE, IN A CONFIDENTIAL INFORMATION MEMORANDUM OR ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM), INCLUDING WITH RESPECT TO ANY ERRORS THEREIN OR OMISSIONS THEREFROM, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF SELLERS, THEIR AFFILIATES (INCLUDING THE ACQUIRED ENTITIES) OR THE BUSINESSES OF THE ACQUIRED ENTITIES (INCLUDING THE FINANCIAL INFORMATION, PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF SELLERS, THEIR AFFILIATES (INCLUDING THE ACQUIRED ENTITIES) OR THE BUSINESSES OF THE ACQUIRED ENTITIES, IN EACH CASE, IN EXPECTATION OR FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT), AND SELLERS HEREBY DISCLAIM AND SHALL HAVE NO LIABILITY FOR ANY AND ALL SUCH REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS ARTICLE IV AND ARTICLE III (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.3(B)(IV)(1) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES).  WITHOUT LIMITING THE REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV AND ARTICLE III (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.3(B)(IV)(1) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES), SELLERS FURTHER SPECIFICALLY DISCLAIMS ANY STATEMENT, REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ASSETS OF THE BUSINESSES OF THE ACQUIRED ENTITIES, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION.  THIS SECTION 4.7  SHALL NOT LIMIT ANY RIGHT OR REMEDY OF BUYER WITH RESPECT TO ANY CLAIM FOR FRAUD, UNDER THE R&W INSURANCE POLICY OR IN CONNECTION WITH ANY REPRESENTATION OR WARRANTY SET FORTH IN ANY OTHER TRANSACTION AGREEMENT DELIVERED AT THE CLOSING.

Section 4.8        Exclusive Representations and Warranties.  SELLERS UNDERSTAND, ACKNOWLEDGE AND AGREE THAT THE REPRESENTATIONS AND WARRANTIES OF BUYER EXPRESSLY SET FORTH IN ARTICLE V (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.3(C)(III)(2) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES) CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ANY KIND OF BUYER, ITS AFFILIATES AND ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON TO SELLERS, THEIR AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO BUYER AND ITS AFFILIATES, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING BUYER OR ITS AFFILIATES, OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) SELLERS, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO SELLERS, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON), INCLUDING WITH RESPECT TO ANY ERRORS THEREIN OR OMISSIONS THEREFROM, IN EACH CASE, IN EXPECTATION OR FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLERS IRREVOCABLY UNDERSTAND, ACKNOWLEDGE AND AGREE THAT (I) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER EXPRESSLY SET FORTH IN ARTICLE V (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.3(C)(III)(2) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES), ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ARE SPECIFICALLY AND EXPRESSLY DISCLAIMED BY BUYER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES AND (II) NONE OF BUYER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON SHALL HAVE ANY LIABILITY FOR ANY AND ALL SUCH OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN ARTICLE V (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.3(C)(III)(2) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES).  THIS SECTION 4.8 SHALL NOT LIMIT ANY RIGHT OR REMEDY OF SELLERS WITH RESPECT TO ANY CLAIM FOR FRAUD OR ANY REPRESENTATION OR WARRANTY SET FORTH IN ANY OTHER TRANSACTION AGREEMENT DELIVERED AT THE CLOSING.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date:

Section 5.1         Organization; Authority; Enforceability.  Buyer is a legal entity duly organized, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and properties, and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.  Buyer has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  No other proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Documents to which Buyer is a party has been, or upon delivery thereof will be, duly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2         Noncontravention.  The consummation of the transactions contemplated hereby by Buyer does not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, or (e) other than the HSR Approval and compliance with the applicable requirements of the HSR Act, require any approval from or filing with, any Governmental Entity under or pursuant to, the Governing Documents of Buyer, or any Law, Order or Contract to which Buyer is bound or subject, except, with respect to any Law, Order or Contract, as would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.3        Brokerage.  Except for arrangements for which Buyer shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any of its Affiliates.

Section 5.4          Litigation.  Neither Buyer nor any of its Affiliates are subject to any Order that prohibits the consummation of the transactions contemplated by this Agreement.

Section 5.5         Solvency.  Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Seller or the Acquired Entities.  Immediately after the Closing, and assuming (a) the accuracy of the representations and warranties of Sellers set forth in Article III and Article IV, and performance by each Seller of their respective obligations hereunder, (b) the satisfaction of the conditions set forth in Section 2.3 and (c) the compliance by each Seller with their respective obligations hereunder, Buyer will (i) be solvent (in both that the fair value of the assets of Buyer will not be less than the sum of its debts (including contingent and unliquidated Liabilities) and that the present fair saleable value of the assets of Buyer will not be less than the amount required to pay its probable Liabilities on its debts (including contingent and unliquidated Liabilities) as such Liabilities become absolute and matured), (ii) have adequate and not unreasonably small capital and liquidity with which to engage in its business and (iii) be able to pay all of its debts and obligations as such debts and obligations mature in the ordinary course of business.

Section 5.6          Investment Intent.

(a)          Buyer understands and acknowledges that the acquisition of the Subject Interests involves substantial risk.  Buyer has experience as an investor in Equity Interests and other securities of companies such as the ones being purchased pursuant to this Agreement, and Buyer can bear the economic risk of its investment (which Buyer acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Subject Interests.

(b)          Buyer is acquiring the Subject Interests for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Subject Interests, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c)          Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d)          Buyer understands and acknowledges that the Subject Interests have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law.  Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable Law or pursuant to an applicable exemption therefrom.  Buyer acknowledges that there is no public market for the Subject Interests and that there can be no assurance that a public market will develop.

Section 5.7          Funds.  On the Closing Date, Buyer will have sufficient unrestricted cash on hand or other sources of immediately available funds to enable Buyer to purchase the Subject Interests at the Closing in accordance with the terms and conditions of this Agreement, and to make all other necessary payments of fees and expenses in connection with the transactions contemplated hereby, including any adjustment payments to the Estimated Purchase Price pursuant to Section 2.2.  All funds paid to Sellers by Buyer shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.

Section 5.8          Customers and Suppliers.  None of Buyer, Buyer’s Affiliates or, to Buyer’s knowledge (after reasonable inquiry), any of their respective employees, agents or Representatives have, without the prior written consent of Sellers, directly or indirectly contacted any officer, director, employee, shareholder, supplier, distributor, customer or other material business relation of any Acquired Entity prior to the date hereof for the purposes of discussing any Acquired Entity in connection with the transactions contemplated hereby.

Section 5.9          Section 338(h)(10) Elections.  Buyer is eligible to make each of the Section 338(h)(10) Elections that are required to be made pursuant to Section 6.5(j).

Section 5.10        Disclaimer.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BUYER IN THIS ARTICLE V (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.3(C)(III)(2) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES), NONE OF BUYER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON MAKES, HAS MADE, SHALL BE DEEMED TO HAVE MADE, OR HAS BEEN AUTHORIZED TO MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ON BEHALF OF OR WITH RESPECT TO BUYER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING BUYERS OR ITS AFFILIATES OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) SELLER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, INCLUDING WITH RESPECT TO ANY ERRORS THEREIN OR OMISSIONS THEREFROM, IN EACH CASE, IN EXPECTATION OR FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER HEREBY DISCLAIMS AND SHALL HAVE NO LIABILITY FOR ANY AND ALL SUCH REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS ARTICLE V (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.3(C)(III)(2) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES).  THIS SECTION 5.10 SHALL NOT LIMIT ANY RIGHT OR REMEDY OF SELLERS WITH RESPECT TO ANY CLAIM FOR FRAUD OR ANY REPRESENTATION OR WARRANTY SET FORTH IN ANY OTHER TRANSACTION AGREEMENT DELIVERED AT THE CLOSING.

Section 5.11        Exclusive Representations and Warranties.

(A)       BUYER IS AN INFORMED AND SOPHISTICATED PURCHASER AND HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF ITS PURCHASE OF THE ACQUIRED ENTITIES.  BUYER HAS CONDUCTED TO ITS OWN SATISFACTION AN INDEPENDENT REVIEW AND ANALYSIS OF THE ACQUIRED ENTITIES, THE BUSINESS AND THE ASSETS, AND THE CONDITION, OPERATIONS AND PROSPECTS OF THE ACQUIRED ENTITIES AND THE BUSINESS, AND ACKNOWLEDGES AND AGREES THAT IT HAS BEEN PROVIDED ACCESS TO THE PROPERTIES, PREMISES AND RECORDS OF THE ACQUIRED ENTITIES AND THE BUSINESS FOR THIS PURPOSE.  IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON ITS OWN INDEPENDENT REVIEW AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.3(B)(IV)(1) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES).

(B)         BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.3(B)(IV)(1) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES), CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ANY KIND OF SELLERS, THEIR AFFILIATES (INCLUDING THE ACQUIRED ENTITIES), AND ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON TO BUYER, ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO SELLERS, THEIR AFFILIATES (INCLUDING THE ACQUIRED ENTITIES), THEIR BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLERS OR THEIR AFFILIATES (INCLUDING THE ACQUIRED ENTITIES), THEIR BUSINESSES, FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) BUYER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES IN THE DATA ROOM OR OTHERWISE, IN A CONFIDENTIAL INFORMATION MEMORANDUM OR ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM), INCLUDING WITH RESPECT TO ANY ERRORS THEREIN OR OMISSIONS THEREFROM, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF SELLERS, THEIR AFFILIATES (INCLUDING THE ACQUIRED ENTITIES) OR THE BUSINESSES OF THE ACQUIRED ENTITIES (INCLUDING THE FINANCIAL INFORMATION, PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF SELLERS, THEIR AFFILIATES (INCLUDING THE ACQUIRED ENTITIES) OR THE BUSINESSES OF THE ACQUIRED ENTITIES, IN EACH CASE, IN EXPECTATION OR FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED HEREBY), AND BUYER IRREVOCABLY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT (I) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.3(B)(IV)(1) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES), ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ARE SPECIFICALLY AND EXPRESSLY DISCLAIMED BY SELLERS, THEIR AFFILIATES (INCLUDING THE ACQUIRED ENTITIES) AND THEIR RESPECTIVE REPRESENTATIVES AND (II) NONE OF SELLERS, THEIR AFFILIATES (INCLUDING THE ACQUIRED ENTITIES) NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON SHALL HAVE ANY LIABILITY FOR ANY AND ALL SUCH OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.3(B)(IV)(1) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES).  THIS SECTION 5.11 SHALL NOT LIMIT ANY RIGHT OR REMEDY OF BUYER WITH RESPECT TO ANY CLAIM FOR FRAUD, UNDER THE R&W INSURANCE POLICY OR WITH RESPECT TO ANY REPRESENTATION OR WARRANTY SET FORTH IN ANY OTHER TRANSACTION AGREEMENT DELIVERED AT THE CLOSING.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1          Interim Covenants.

(a)            Conduct of Business.

(i)         From the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, except (A) as required by Law, (B) as set forth in Schedule 6.1 or (C) as otherwise requested or consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Sellers shall (x) cause the businesses of each Acquired Entity to be conducted in the ordinary course of business, (y) use commercially reasonable efforts to preserve, in all material respects, each Acquired Entity’s present relationships with key customers, suppliers, Governmental Entities and other Persons with which any such Acquired Entity has material business relations and (z) maintain and keep the properties and assets that are material to the operation of the business of the Acquired Entities in good repair and working order, subject to ordinary wear and tear.

(ii)        Without limiting the generality of the foregoing, from the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, except (A) as required by Law, (B) as expressly set forth in Schedule 6.1 or (C) as otherwise requested or consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Sellers shall not permit the Acquired Entities to:

(1)        amend the Governing Documents of the Acquired Entities;

(2)       grant, transfer, issue, sell or otherwise dispose of, or create or grant a Lien on, any Equity Interests or any other shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into (including options, restricted equity units, warrants or other equity or equity-based awards), or rights to purchase or subscribe to, shares of capital stock of or other voting or equity interests in) any of the Acquired Entities, or enter into any arrangement or Contract with respect to the issuance, sale or grant thereof;

(3)       change or modify any material accounting policies of any Acquired Entity, except as required by GAAP or applicable Law;

(4)       split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect or any other similar transaction with respect to any Acquired Entity’s Equity Interests;

(5)       on or after January 1, 2025, declare, set aside or pay any dividend or other distribution payable with respect to the Equity Interests in any Acquired Entity;

(6)     adopt a plan of complete or partial liquidation or resolutions provided for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization of the Acquired Entities;

(7)       except (x) as may be required by the terms of a Benefit Plan, (y) for which Sellers and its Affiliates (other than the Acquired Entities) shall be solely obligated to pay and as would not result in a liability to Buyer or any Acquired Entity and (z) in the ordinary course of business with respect to any Business Employee with a gross annual base salary less than $250,000, (A) increase or make a commitment to increase the compensation or benefits of any Business Employee, (B) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Benefit Plan with respect to any Business Employee, (C) enter into or adopt any Acquired Entity Benefit Plan, (D) enter into, adopt, amend or terminate any Benefit Plan (that is not an Acquired Entity Benefit Plan) for the benefit of a Business Employee other than (i) in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, or (ii) any adoption or amendment by Sellers that applies to Sellers and its Affiliates as a whole, or to one or more of Sellers’ business units as a whole, and, in each case, that does not target or result in disproportionate treatment of or expense related to the Business Employees, (E) hire or promote any Person as a Business Employee, other than (i) the hirings or promotions as necessary to replace a departed employee with compensation and benefits level that do not differ in any material respect from that applicable to the departed employee and (ii) to fill open requisitions listed on Schedule 6.1(a)(ii)(7), (F) terminate the employment of any Business Employee, other than for cause or (G) reassign the duties of (i) any Business Employee such that he or she is no longer a Business Employee, other than a Business Employee who applied for or is actively pursuing a different position with Sellers’ Parent or its Affiliates (other than the Acquired Entities) prior to the date of this Agreement as listed on Schedule 6.1(a)(ii)(7), or (ii) any other employee of either Seller or any of their Affiliates that is not a Business Employee as of the date hereof such that he or she would be a Business Employee;

(A)     negotiate, modify, extend or enter into any Labor Agreement or (B) voluntarily recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Business Employees;

(8)      waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any Business Employee or individual independent contractor, in each case, with respect to the businesses of the Acquired Entities and outside of the ordinary course of business;

(9)       implement or announce any employee layoffs covering Business Employees that could implicate the WARN Act;

(10)    (x) (A) amend or modify (other than di minimis amendments or modifications in the ordinary course of business) or terminate (other than Material Contracts that terminate automatically as a result of the expiration of their respective terms) any Material Contract or adopt or (B) other than Transportation Contracts that would result in a payment to or from an Acquired Entity of less than $5,000,000, enter into a new Contract that would have been a Material Contract if adopted or entered into prior to the date hereof, or (y) terminate or (except as may be required by applicable Law) amend any Permit;

(11)      subject to Section 6.1(a)(ii)(10) above, cancel or compromise debts or claims or waive or release material rights of an Acquired Entity that involve or could be reasonably expected (due to the nature of the debts, claims or rights involved or the scope of their applicability to an Acquired Entity) to involve amounts of $1,000,000 or more in value, individually or in the aggregate;

(12)     (A) incur, create, assume or otherwise become liable for any Indebtedness (other than Accrued Income Taxes) in excess of $1,000,000, other than any indebtedness for borrowed money (including under the Credit Facilities) incurred in the ordinary course of business that will be fully repaid, settled or as to which the Acquired Entities, as applicable, will be released from obligations thereunder at or prior to the Closing, (B) make or forgive any loans, advances or capital contributions to, or investments in, any other Person or (C) make any voluntary payment or prepayment with respect to any Indebtedness (other than Accrued Income Taxes);

(13)     sell, assign, transfer, convey, lease or otherwise dispose of (A) any properties, rights or assets material to the operation of the business of any Acquired Entity, other than in the ordinary course of business or (B) Real Property or Right of Way material to the operation of the business of any Acquired Entity;

(14)      grant or create any Liens (other than Permitted Liens) on (A) any properties, rights or assets of any Acquired Entity or (B) Owned Real Property or Right of Way;

(15)     make any capital expenditures or commitments for capital expenditures in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than (x) in response to an emergency or (y) as set forth in any budget of any Acquired Entity made available to Buyer prior to the date hereof;

(16)    acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any Person or business or division thereof;

(17)     settle or compromise any Proceeding, or enter into any consent decree or settlement agreement with any Governmental Entity, against or affecting the Acquired Entities, in each case, other than settlements or compromises of any Proceeding where the amount actually paid in settlement or compromise by Sellers or their respective Affiliates (net of any amounts to which Sellers or their respective Affiliates are entitled pursuant to insurance policies) does not exceed $1,000,000 individually or $2,000,000 in the aggregate;

(18)    cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business) or fail to renew (on substantially similar terms) the Policies;

(19)    fail to maintain the Owned Real Property or Leased Real Property or Rights of Way in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted;

(20)    (A) make, change or revoke any material Tax election, (B) amend any material Tax Return, (C) change any material Tax accounting method or Tax accounting period, (D) settle or compromise any claim, action or assessment in respect of material Taxes with a Taxing Authority, (E) consent to any extension or waiver of any statute of limitations with respect to material Taxes of the Acquired Entities, (F) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) with any Taxing Authorities, (G) fail to pay any material Tax when due and payable or (H) surrender any right to claim a refund of material Taxes (I) incur any material Tax liability other than in the ordinary course of business, or (J) prepare or file any material Tax Return in a manner inconsistent with past practice;

(21)     amend or modify in any material respect or terminate or allow to expire any Lease or Right of Way in a manner adverse to Buyer or adopt or enter into a new Lease or Right of Way that would have been a material Lease or Right of Way if adopted or entered into prior to the date hereof, in each case, other than in the ordinary course of business;

(22)      enter into, conduct, engage in or otherwise operate any material new line of business; or

(23)      agree, resolve or commit to do any of the foregoing.

(b)          Deemed Approval or Consent.  In the event Sellers request approval or consent pursuant to the foregoing Section 6.1(a)(ii)(C), Buyer’s approval or consent shall be deemed granted if Buyer shall have failed to respond to Sellers within forty eight (48) hours following receipt by Buyer of a written notice from Sellers requesting such consent or approval.  In the event of an emergency, Sellers may, without the prior approval or consent of Buyer, take such action as is reasonably necessary to respond to such emergency; provided, that Sellers shall notify Buyer of such emergency and the actions taken in response thereto as soon as reasonably practicable.

(c)          Reasonable Best Efforts.  Subject to the terms and conditions set forth herein, and to applicable legal requirements, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.3.

(d)          Access to Information.

(i)            From the date hereof until the earlier of (A) the date this Agreement is terminated pursuant to Article VII and (B) the Closing Date, upon reasonable prior notice, Sellers shall, and shall cause the Acquired Entities to, afford the Representatives of Buyer reasonable access, during normal business hours, to the properties, books and records of the Acquired Entities and furnish to the Representatives of Buyer such additional financial and operating data and other information regarding the business of the Acquired Entities as Buyer or their Representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the business of the Acquired Entities following the Closing, in each case, at the sole cost and expense of Buyer; provided, that (x) all such access and information need only be provided in accordance with the Confidentiality Agreement or subject to such Persons agreeing to confidentiality undertakings substantially similar to those contained in the Confidentiality Agreement with respect to such information, (y) Buyer nor any of its Affiliates shall be entitled to perform any invasive or intrusive investigations or other testing, analysis or sampling of any media (including with respect to environmental matters) and (z) Sellers and their Affiliates shall not be required to provide Buyer or any of its Affiliates with any Consolidated Return (or copy thereof) or any books, records or work papers relating thereto.  BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLERS, THEIR AFFILIATES (INCLUDING, PRIOR TO THE CLOSING, THE ACQUIRED ENTITIES) AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, PARTNERS, MEMBERS, EQUITYHOLDERS, COUNSEL, ACCOUNTANTS, FINANCIAL ADVISORS, ENGINEERS, CONSULTANTS, OTHER ADVISORS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL PROCEEDINGS, LIABILITIES AND LOSSES SOLELY TO THE EXTENT CAUSED BY (AND NOT DISCOVERED BY), THE ACTS OR OMISSIONS OF BUYER, ITS AFFILIATES, OR ANY PERSON ACTING ON EITHER BUYER’S OR ITS AFFILIATES’ BEHALF IN CONNECTION WITH ANY SITE VISITS OR OTHER PHYSICAL OR IN-PERSON DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH PROCEEDINGS, LIABILITIES OR LOSSES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER, ITS AFFILIATES (INCLUDING, PRIOR TO THE CLOSING, THE ACQUIRED ENTITIES) OR ITS RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, PARTNERS, MEMBERS, EQUITYHOLDERS, COUNSEL, ACCOUNTANTS, FINANCIAL ADVISORS, ENGINEERS, CONSULTANTS AND OTHER ADVISORS AND REPRESENTATIVES.  Notwithstanding anything to the contrary in this Agreement or any Transaction Document, the foregoing indemnification and hold harmless obligation shall survive the Closing or termination of this Agreement.  Buyer shall comply fully with all rules, regulations, policies and instructions, including all health and safety policies and procedures issued by any Acquired Entity or any third-party operator and provided to Buyer regarding Buyer’s actions while upon, entering or leaving any property, including any insurance requirements that any Acquired Entity reasonably may impose on contractors authorized to perform work on any property owned or operated by any Acquired Entity.

(ii)            Notwithstanding anything in this Agreement to the contrary:

(A)      in no event shall Sellers or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information that the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any of Sellers, any Acquired Entity or any of their respective Affiliates relating to such information, (3) information the disclosure of which would cause Sellers, any Acquired Entity or any of their respective Affiliates to breach a confidentiality obligation to which it is bound or (4) any Tax Return of Sellers or their respective Affiliates; provided, in the event that Sellers withhold information on the basis of the foregoing subsections (1)-(3), Sellers shall inform Buyer as to the general nature of what is being withheld;

(B)     any investigation contemplated by Section 6.1(d)(i) shall not unreasonably interfere with any of the businesses, personnel or operations of any Seller, any Acquired Entity or any of their respective Affiliates; and

(C)      the auditors and accountants of any Seller, any Acquired Entity or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(iii)          Without limiting any of the foregoing, as promptly as practicable following the date of this Agreement and no later five (5) Business Days prior to the Closing Date, Buyer shall conduct and complete the Physical Inspection; provided that Buyer shall coordinate with each applicable Seller regarding the Physical Inspection, which shall be reasonable as to both its timing and scope, and the identity of the individuals performing any portion of the Physical Inspection shall be disclosed to and approved by each applicable Seller (which approval may not be unreasonably withheld, conditioned or delayed) in writing in advance of the Physical Inspection. If nothing is identified in the Physical Inspection or information is otherwise provided to Buyer that would be sufficient to remove an exclusion from item 7 or item 8 of Article II.B of the R&W Insurance Policy, Buyer shall use its reasonable best efforts to remove such exclusion as promptly as practicable.

(e)          Communications.  Prior to the Closing, without the prior written consent of Sellers, which, with respect to employees, may not be unreasonably withheld by Sellers, Buyer shall not (and shall not permit any of its Affiliates or their respective employees, counsel, accountants, consultants, financing sources or other representatives to) (i) contact any supplier, customer, distributor, contractor or employee of any Acquired Entity, or any Affiliate thereof, in connection with the transactions contemplated hereby or engage in any discussions with any supplier, customer, distributor, contractor or employee of any Acquired Entity, or any Affiliate thereof, in respect of the transactions contemplated hereby, or to otherwise discuss the business or operations of the Acquired Entities or (ii) make any announcement or communication to any supplier, customer, distributor, contractor or employee of any Acquired Entity; provided, that nothing in this Section 6.1(e) shall restrict Buyer and its Affiliates from communicating with a Business Employee if such communication is reasonably necessary in connection with Buyer’s obligations set forth in Section 6.13.

Section 6.2          Required Actions.

(a)         Each Party shall, and shall cause its Affiliates to, use their respective reasonable best efforts to take all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) preparing and filing all forms, registrations, notifications and notices required to be filed to consummate the transactions contemplated by this Agreement, (ii) taking all actions reasonable and necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by any Party or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, (iii) ensuring satisfaction of the conditions precedent to each Party’s obligations hereunder and (iv) executing and delivering any additional instruments reasonable and necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.  Each Party shall, and shall cause its Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to fulfill all conditions set forth in Section 2.3.  Buyer shall not, and shall cause its Affiliates not to, take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity necessary to be obtained at or prior to the Closing or would reasonably be expected to result in the failure to satisfy, or any material delay in satisfying, any condition set forth in Section 2.3, including acquiring or agreeing to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or pursue or engage in any merger, business combination, consolidation, acquisition, sale or similar transaction with any other Person, or agreeing to, soliciting, offering, proposing or recommending any of the foregoing, to the extent it would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity necessary to be obtained at or prior to the Closing or would reasonably be expected to result in the failure to satisfy, or any material delay in satisfying, any condition set forth in Section 2.3.

(b)        Prior to the Closing, to the extent not prohibited by applicable Law, each Party shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including the expiration or termination of the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act or any other applicable Competition Laws, and work cooperatively in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity.  In that regard, each Party shall (i) promptly provide any information and assistance as the other Parties may reasonably request with respect to all notices, submissions or filings made by or on behalf of such Party or any of its Affiliates with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement and (ii) promptly inform the other Parties to this Agreement, and, if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties of) any substantive communication from or to any Governmental Entity regarding the transactions contemplated by this Agreement, and permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed substantive written or oral communication or submission with or to any such Governmental Entity.  Buyer shall not participate in any substantive meeting with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement, or with any other Person in connection with any Proceeding by a private party relating to the HSR Act or any other applicable Competition Laws in connection with this Agreement or the transactions contemplated by this Agreement, or make substantive oral submissions at meetings or in telephone or other conversations, unless it consults with Sellers in advance and, to the extent not prohibited by such Governmental Entity, gives Sellers the opportunity to attend and participate thereat.  Notwithstanding the foregoing, each Party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Agreement as “outside counsel only.”  Such designated materials provided by Buyer to Sellers or by Sellers to Buyer pursuant to this Section 6.2, and the information contained therein, shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or Sellers, as the case may be); it being understood that materials provided pursuant to this Agreement may be redacted (x) to remove references concerning the valuation of the Acquired Entities, (y) as necessary to comply with contractual arrangements or applicable Law and (z) as necessary to address reasonable privilege concerns.  Notwithstanding anything in this Agreement to the contrary, Buyer and Sellers shall work together in all respects and consult on strategy in furtherance of the Parties’ respective obligations pursuant to this Section 6.2; provided, however, that in the event of a disagreement regarding such strategy, Buyer shall have the right, after consulting with Sellers in good faith and reasonably considering the views of the Sellers with respect to such disagreement, to make the final determination with respect to such strategy.

(c)          Each Party shall use its reasonable best efforts to file or cause to be filed, any required notifications under the HSR Act as promptly as practicable, but in any event no later than November 27, 2024 and to supply as promptly as practicable any additional information and documentary materials that may be required or advisable pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as practicable.

(d)          Each Party shall, and shall cause its Affiliates to, use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Law, including the HSR Act and any other applicable Competition Laws.  In connection therewith, if any Proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any applicable Law, including the HSR Act or any other applicable Competition Laws, the Parties shall jointly (to the extent practicable) use their reasonable best efforts to initiate and participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any Proceeding by any Governmental Entity to prevent or enjoin the consummation of the transactions contemplated by this Agreement and (ii) take such action as necessary to overturn any regulatory Proceeding by any Governmental Entity to block the consummation of the transactions contemplated by this Agreement, including by defending any such Proceeding brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal or prohibits the consummation of the transactions contemplated by this Agreement resulting from any such Proceeding.

(e)          Notwithstanding any other provision of this Agreement, Buyer shall, and shall cause its Affiliates to, take all actions necessary to avoid or eliminate each and every impediment under applicable Law, including the HSR Act or any other applicable Competition Laws, so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including as set forth in Schedule 6.2(e).  Notwithstanding anything herein to the contrary, Sellers shall not be obligated to take or agree or commit to take any action that is not conditioned on the Closing, and in no event shall any Seller or any of its Affiliates be required to be the licensing, selling, divesting, transferring, disposing or encumbering party under any such agreements or transactions described above unless required by the relevant Governmental Entity or applicable Law, and, in any case, any such Sellers and its Affiliates shall have no direct or indirect obligation or Liability in respect of any such agreements or transactions, including any indemnification obligations, for which such Seller and its Affiliates are not fully indemnified by Buyer.

(f)        Buyer agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose consent or approval is sought in connection with the transactions contemplated hereby.  Whether or not the transactions contemplated by this Agreement are consummated, all filing fees incurred by Buyer or Seller or any of their respective Affiliates with respect to any filings under the HSR Act shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers.

(g)        From time to time after the Closing Date, without further consideration, each Party will, at its own expense, execute and deliver such documents to another Party as such other Party may reasonably request in order to more effectively consummate the sale and purchase of the Subject Interests hereunder.

Section 6.3          R&W Insurance Policy.  Buyer has bound the R&W Insurance Policy as of the date hereof.  Buyer shall use reasonable best efforts to take all actions necessary to complete the applicable conditions in the conditional binder (other than the condition that Closing has occurred, to which this sentence does not apply) to the R&W Insurance Policy within the times set forth therein to maintain the R&W Insurance Policy in full force and effect.  Following the final issuance of the R&W Insurance Policy, Buyer agrees to use reasonable best efforts to keep the R&W Insurance Policy in full force and effect for the policy period set forth therein.  Buyer shall provide a copy of the R&W Insurance Policy to Sellers upon request.  Buyer agrees that the R&W Insurance Policy will include an express waiver of the insurer’s right of subrogation against Sellers and their respective Affiliates and their respective officers, directors and employees, except in the event of Fraud, and neither Buyer nor its Affiliates will amend or waive such subrogation provisions without the prior written consent of Sellers. Sellers hereby acknowledge the insurer’s right of subrogation in the event of Fraud, as set forth in the R&W Insurance Policy. The Parties acknowledge that Buyer obtaining the R&W Insurance Policy is a material inducement to Sellers entering into the transactions contemplated by this Agreement, and Sellers are relying on Buyer’s covenants and obligations set forth in this Section 6.3.  The R&W Insurance Policy may not be amended or waived by Buyer or its Affiliates in any manner that is adverse to Sellers or any of their Affiliates without the prior written consent of Sellers.  Buyers shall be responsible for one hundred percent (100%) of any deductibles or retention amounts under the R&W Insurance Policy.

Section 6.4          Casualty and Condemnation.  Notwithstanding anything herein to the contrary, from and after the date hereof, if the Closing occurs, Buyer shall assume all risk of Loss with respect to the depreciation of all assets and properties of the Acquired Entities due to ordinary wear and tear.  If, after the date hereof but prior to the Closing Date, any portion of the assets or properties of the Acquired Entities are destroyed by fire, explosion, hurricane, storm, weather events, earthquake, act of nature, civil unrest or similar disorder, terrorist acts, war or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain by any Governmental Entity, whether or not fixed or repaired or in any way remediated resulting in a Loss (each a “Casualty Loss”), and unless any Casualty Loss or series of related Casualty Losses (less any amounts recovered or expected to be recovered under any insurance policy or from any third party and based solely on the cost of restoring, repairing or replacing the applicable assets and excluding any consequential, special or indirect damages and any lost profits resulting from such Loss) exceed fifteen percent (15%) of the Base Purchase Price in the aggregate, then Buyer and Sellers shall nevertheless be required to proceed with the Closing.  The Acquired Entities shall use commercially reasonable efforts to seek and maximize recovery for a Casualty Loss under any insurance policy maintained by the Acquired Entities.  To the extent Sellers are entitled to recovery under any insurance policy not maintained by the Acquired Entities on account of any Casualty Loss, Sellers shall use commercially reasonable efforts to seek and maximize such recovery under such insurance policy and shall pay to Buyer the net amounts recovered under such policy (less any costs incurred by Sellers to recover such amounts).

Section 6.5          Certain Tax Matters.

(a)          Tax Returns.  The Parties shall prepare and file Tax Returns as follows:

(i)             Sellers shall, at their sole cost and expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of or with respect to the Acquired Entities that are due (taking into account applicable extensions) prior to or on the Closing Date.  Sellers shall (A) prepare and deliver to Buyer, at Seller’s sole cost and expense, a draft of any Non-Consolidated Return of or with respect to the Acquired Entities for any Seller Tax Period that ends on or before the Closing Date and is due after the Closing Date no later than forty-five (45) days prior to the day on which such Non-Consolidated Return is required to be filed (taking into account applicable extensions) for Buyer’s review and comment, (B) incorporate any reasonable comments made by Buyer to such draft within fifteen (15) days following Buyer’s receipt of such draft, and (C) at least one (1) Business Day prior to Buyer timely filing such Non-Consolidated Return (as finalized pursuant to this Section 6.5(a)(i)), pay (or cause to be paid) to Buyer all Taxes shown as due and owing on such Non-Consolidated Return in immediately available funds.  Notwithstanding the foregoing, Sellers or their applicable Affiliates shall, at their sole cost and expense, prepare and timely file, or cause to be prepared and timely filed (taking into account applicable extensions), all Consolidated Returns with respect to each Seller Affiliated Group.

(ii)           Buyer (or its Affiliates) shall, at its sole cost and expense, prepare and timely file, or cause to be prepared and timely filed, when due (taking into account applicable extensions) all Tax Returns of the Acquired Entities related to Seller Tax Periods (including Straddle Periods) that are first due after the Closing Date, other than Tax Returns that are to be prepared by either Seller (or that are to be caused to be prepared (taking into account applicable extensions) by either Seller) pursuant to Section 6.5(a)(i).

(b)         Calculation of Taxes.  Taxes for any Straddle Period shall be allocated between the Seller Tax Period and the Buyer Tax Period as follows: (i) with respect to Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount allocable to the portion of the Straddle Period ending on (and including) the Closing Date shall equal the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of such Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) with respect to all other Taxes, the amount allocable to the portion of the period ending on (and including) the Closing Date shall be determined based on an actual closing of the books used to calculate such Taxes as if such tax period ended at the end of the day on the Closing Date; provided, that (A) in the event that Taxes that are imposed on a periodic basis are attributable to any property which is revalued or re-assessed on or after the Closing Date, the portion of such Taxes allocated to the period that is deemed to end on (and include) the Closing Date shall be determined without taking into account such revaluation or re-assessment and (B) all Transaction Tax Deductions that are deductible in a Seller Tax Period at a “more-likely-than-not” (or higher) level of comfort shall be allocated to and deducted in a Seller Tax Period consistent with IRS Revenue Procedure 2011-29 and applicable Law, and the Parties agree to apply the safe harbor election in IRS Revenue Procedure 2011-29 (or any corresponding state, local or non-U.S. election) to treat to the extent permitted by such safe harbor election (i.e., seventy percent (70%)) any of the Transaction Expenses that are success-based fees as deductible in a Seller Tax Period; provided that all costs and expenses associated with the obtaining of tax advice or a tax opinion necessary to determine whether Transaction Tax Deductions are deductible in a Seller Tax Period at a “more-likely-than-not” (or higher) level of comfort shall be borne fifty percent (50%) by Sellers, on the one hand, and fifty percent (50%) by Buyer, on the other hand.  Notwithstanding the foregoing, for purposes of this Agreement, any Taxes that are borne by, or Tax items taken into account by, Sellers or any of their Affiliates (other than the Acquired Entities) pursuant to applicable Law (including as a result of the Section 338(h)(10) Elections) shall be allocable to a Seller Tax Period.

(c)        Cooperation on Tax Matters.  Each Party agrees to furnish or cause to be furnished to each other Party, upon request as promptly as practicable, such information and assistance relating to Taxes as the other may reasonably request in connection with filing any Tax Return, amended Tax Return or claim for Tax refund, determining a liability for Taxes or a right to a Tax refund, or participating in or conducting any audit, assessment, litigation, contest or other Proceeding relating to Taxes (a “Tax Contest”).  Each Party and its respective Affiliates shall use commercially reasonable efforts to make its employees reasonably available on a basis that is convenient to all Parties to provide explanations of any documents or information provided hereunder.  Buyer shall (at its sole expense) cause the Acquired Entities to maintain and preserve all Tax Returns, books, records and other documents for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall transfer such records to Sellers at the end of any such period if Sellers so request.  Any information obtained under this Section 6.5(c) shall be kept confidential except as otherwise may be necessary in connection with the filing of Tax Returns or claims for Tax refunds or in conducting a Tax Contest or as otherwise may be required by applicable Law.  Sellers shall provide Buyer with any Non-Consolidated Returns and non-Income Tax Returns, in each case, that relate solely to the Acquired Entities and to a taxable period the statute of limitations of which (taking into account applicable extensions) has not expired or closed, and any books, records or work papers relating thereto; provided, however, that Sellers shall not be required to provide Buyer with any other Tax Returns, including any Consolidated Return, of Sellers or any of their Affiliates, or any books, records or work papers relating thereto.  Notwithstanding the foregoing, Buyer shall not be required to provide copies of any Tax Return of Buyer or any of its Affiliates (other than the Acquired Entities) (or copy thereof) or any books, records or work papers relating thereto.

(d)        Transfer Taxes.  All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be borne (i) with respect to the first fifteen million dollars ($15,000,000) of Transfer Taxes, fifty percent (50%) by Sellers, on the one hand, and fifty percent (50%) by Buyer, on the other hand and (ii) in the case of all Transfer Taxes in excess of fifteen million dollars ($15,000,000), by Buyer. The Parties will, and will cause their respective Affiliates to, cooperate and join in the execution and filing of any applicable Tax Returns and other documentation in respect of Transfer Taxes.  If a Seller (or an Affiliate of a Seller) pays or otherwise bears any amounts that are the responsibility of Buyer under this Section 6.5(d), the applicable Seller (or Affiliate of a Seller) shall be reimbursed from Buyer for such amounts promptly, but in any case within thirty (30) days after such Seller provides Buyer written notice thereof. If Buyer (or an Affiliate of Buyer) pays or otherwise bears any amounts that are the responsibility of Sellers pursuant to this Section 6.5(d), Buyer (or Affiliate of Buyer) shall be reimbursed from Sellers for such amounts promptly, but in any case within thirty (30) days after Buyer provides Sellers written notice thereof. The Parties shall use commercially reasonable efforts to cooperate to minimize any Transfer Taxes to the extent permitted by applicable Law, provided that, in the event of a disagreement regarding a proposal to reduce or eliminate Transfer Taxes, as a condition to undertake any action to reduce or eliminate Transfer Taxes, a Party shall have the right to engage Deloitte Tax LLP or Ernst & Young LLP and have received a tax opinion from such firm, reasonably satisfactory to such Party, that such action successfully reduces or eliminates Transfer Taxes under applicable Law at a “more-likely-than-not” (or higher) level of comfort (a “Transfer Tax Opinion”). All costs and expenses associated with the obtaining of a Transfer Tax Opinion shall be borne fifty percent (50%) by Sellers, on the one hand, and fifty percent (50%) by Buyer, on the other hand.

(e)         Determination of Final Purchase Price.  The determination of the Final Purchase Price shall not take into account the effect of any action that Buyer or its Affiliates (including, after the Closing, the Acquired Entities) take at any time on or after the Closing Date that decreases the amount or value of any Tax asset, or increases the amount or detrimental effect of any Tax Liability, in each case that is included in the determination of the Final Purchase Price.

(f)        Buyer Consolidated Returns.  The Parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of Midwestern and Viking for all Tax purposes, and Buyer shall cause Midwestern and Viking to join Buyer’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-1(h)) in accordance with Treasury Regulations Section 1.1502-76 (or any corresponding or similar provision of state, local or non-U.S. Law) effective on the day after the Closing Date.  The applicable Seller Affiliated Group shall include the income of Midwestern and Viking for all periods prior to the Closing (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Law)) and any excess loss account taken into income of Midwestern and Viking under Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Law) on the applicable Consolidated Return of the Seller Affiliated Group, and shall pay any Income Taxes attributable to such income in accordance with applicable Law, including Treasury Regulations Section 1.1502-76(b).

(g)          Post-Closing Actions.  After the Closing, Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed), amend any Non-Consolidated Return of any Acquired Entity relating to any Seller Tax Period if such action would reasonably be expected to increase the Tax Liability of Sellers or their Affiliates.

(h)         Tax Sharing Agreements.  All Tax allocations, sharing or indemnity agreements or arrangements (including with respect to Tax distributions) between any of the Acquired Entities, on the one hand, and Sellers or any of their Affiliates, on the other hand, shall be terminated effective as of the Closing.  After the Closing, by operation of this Section 6.5(h), none of the Acquired Entities shall have any rights or obligations under any such agreement or arrangement.

(i)          Intended Tax Treatment and Allocation of Purchase Price.  Unless otherwise required by applicable Law, the Parties shall treat (i) the sale and purchase of the Guardian Interests and (ii) the sale and the purchase of the Seller Two Owned Interests, as a result of the Section 338(h)(10) Elections, as a sale and purchase of assets of the Acquired Entities for U.S. federal Income Tax purposes to which Section 1060 of the Code and the Treasury Regulations issued thereunder apply (the “Intended Tax Treatment”).  Within ninety (90) days after the Final Purchase Price is finally determined pursuant to Section 2.2, Buyer shall prepare and deliver to Sellers a schedule (the “Draft Allocation”) allocating the Final Purchase Price (increased by any other items to the extent properly treated as consideration for applicable Tax purposes) among (i) the Guardian Interests, (ii) the Midwestern Interests and (iii) the Viking Interests.  The Draft Allocation shall further allocate (A) the amounts allocated to the Guardian Interest among the assets of Guardian in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and (B) the amounts allocated to each of the Midwestern Interests and the Viking Interests, among the assets of Midwestern and Viking, respectively, in accordance with Sections 1060 and 338 of the Code and the Treasury Regulations thereunder.  Buyer shall consider in good faith and incorporate any reasonable comments made by Sellers to the Draft Allocation within fifteen (15) Business Days following the delivery of such Draft Allocation to Sellers, at which point the Draft Allocation shall become final and binding (the “Final Allocation”).  Any subsequent adjustments to the amount treated as paid by Buyer to Sellers for the Subject Interests for U.S. federal Income Tax purposes shall be reflected in the Final Allocation as revised by Buyer; provided, that Buyer shall consider in good faith and incorporate any reasonable comments made by Sellers to the Draft Allocation within fifteen (15) Business Days following the delivery of the revised Final Allocation to Sellers.  Buyer and Sellers shall (and shall cause each of their respective Affiliates to) (x) file all Tax Returns (including IRS Form 8594 prepared in connection with the sale and purchase of Guardian Interests and IRS Form 8883 prepared in connection with the Section 338(h)(10) Elections) consistent with the Intended Tax Treatment and the Final Allocation and (y) not take any position inconsistent with the Intended Tax Treatment and the Final Allocation in any administrative or judicial Proceeding, Tax Contest or otherwise, unless required by a final determination within the meaning of Section 1313 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).  In the event that the Intended Tax Treatment or the Final Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Parties, and the Parties agree to use their reasonable best efforts to defend, and to cause their respective Affiliates to defend, the Intended Tax Treatment and the Final Allocation in any Tax Contest.

(j)          Tax Elections.  Buyer will, or will cause its applicable Affiliate to, join with Seller Two, and Seller Two shall join with Buyer or its applicable Affiliate, in jointly making a timely and irrevocable elections under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state and local Tax Laws, with respect to Buyer’s acquisition of the Midwestern Interests and the Viking Interests, respectively, pursuant to this Agreement (the “Section 338(h)(10) Elections”).  Each of Seller Two and Buyer shall complete and properly execute, or cause to be completed and properly executed, IRS Form 8023 to effect the Section 338(h)(10) Elections (and any comparable form required for purposes of making such elections under state or local law) and deliver such completed and executed forms to the other Party at or prior to the Closing in accordance with Section 2.3(b)(iv)(3) and Section 2.3(c)(iii)(3).  Buyer shall file, or cause to be filed, such forms no later than sixty (60) days after the Closing Date.  Sellers and Buyer shall, and shall cause their respective Affiliates to, report the purchase and sale of the Seller Two Owned Interests in a manner consistent with the Section 338(h)(10) Elections, and shall take no position inconsistent with such treatment on any Tax Return (including any IRS Form 8594) or in any Tax Contest before any Taxing Authority or otherwise.

(k)        This Section 6.5 shall survive the Closing until ninety (90) days after the expiration of the statute of limitations (including extensions) applicable to the relevant Tax matter.

Section 6.6          Confidentiality.

(a)         The Parties agree to continue to abide by the Confidentiality Agreement, which will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, that (i) if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms and (ii) notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, (A) Buyer shall be permitted to file this Agreement with the SEC and (B) Sellers, its Affiliates and their respective Representatives shall be permitted to disclose information that would have been otherwise restricted by this Section 6.6 if such disclosure is to FERC or required by FERC and solely in connection with the Specified Matter.

(b)         For two (2) years after the Closing, Sellers and their Affiliates shall not, directly or indirectly, disclose to any Person or use any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Acquired Entities prior to the Closing Date.

(c)         For two (2) years after the Closing, Buyer and its Affiliates shall not, directly or indirectly, disclose to any Person or use any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to Sellers, their Affiliates (other than, after Closing, the Acquired Entities) or their respective businesses or operations to the extent such information is not related to the business of the Acquired Entities and the transactions contemplated by this Agreement.

(d)         Notwithstanding the foregoing, Buyer, Sellers and their respective Affiliates and any of their respective Representatives may disclose or use any information relating to the business and operations of the Acquired Entities or Sellers, as the case may be:

(i)             in connection with a Tax Contest;

(ii)           if required by Law, including applicable regulatory authority or stock exchange rule or if contemplated by the requirements set forth herein;

(iii)          if such disclosure is to another Person and, at the time such information is provided, such other Person is already in the possession of such information and is bound by confidentiality obligations with respect to such information that are at least as stringent (including, for the avoidance of doubt, with respect to the time period of such confidentiality obligations) as those contained in this Agreement; and

(iv)           if such disclosure is to (A) a Representative of (1) any Seller or any Affiliate of any Seller or (2) Buyer or any of its Affiliates that control or are controlled by Buyer or (B) any Affiliate of any Seller, in each case, to the extent such Representatives or Affiliates are directed and caused to comply with the confidentiality and restrictions on use provided for in this Section 6.6.

(e)         Nothing in this Agreement will prevent any individual from: (i) lawfully initiating communications directly with, cooperating with, providing information to, causing information to be provided to or otherwise assisting in an investigation by the SEC or any other Governmental Entity regarding a possible violation of any Law; (ii) responding to any inquiry or legal process directed to an individual from any Governmental Entity; (iii) testifying, participating or otherwise assisting in a Proceeding by any Governmental Entity relating to a possible violation of Law, including providing documents or other confidential information to Governmental Entities; or (iv) receiving an award for information provided to the SEC or another Governmental Entity.  No individual will be required to obtain prior authorization from Buyer, Sellers or any of their respective Affiliates before engaging in any of the conduct described in the previous sentence, or to notify Buyer, Sellers or their respective Affiliates of having engaged in any such conduct.

(f)         Nothing in this Section 6.6 is intended to, nor does it, modify any confidentiality provisions (including, for the avoidance of doubt, any qualifications and exceptions thereto) contained in any other agreement unrelated to this Agreement between any of Buyer or the Acquired Entities on the one hand and any Seller or any Affiliate of any Seller on the other hand.

Section 6.7        Public Statements.  The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the this Agreement or the transactions contemplated thereby and none of Buyer and its Affiliates, on the one hand, or Sellers and their Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified Buyer, on the one hand, or Sellers, on the other hand, and provided such Parties with, if legally permitted, a reasonable time period to review and comment thereon and given due consideration to any reasonable comments thereto; provided, that “a reasonable time period” shall in all cases require a Party to inform the other Party with sufficient time to allow such other Party to timely file any reports or other filings with the SEC as required under the Exchange Act or the Securities Act.  Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to this Agreement or the transactions contemplated hereby that are not materially inconsistent with, or contain any material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 6.7.

Section 6.8        Expenses.  Except as otherwise expressly set forth in this Agreement, each Party shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such Party in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

Section 6.9          Directors and Officers.

(a)         Other than in the case of Fraud, from and after the Closing Date until six (6) years from the Closing Date, Buyer shall or shall cause the Acquired Entities (as applicable) to indemnify, defend and hold harmless to the fullest extent permitted under Law, the individuals who on or prior to the Closing Date were directors, officers, trustees, members or managers (each, a “D&O Indemnified Person”) of any Acquired Entity (as applicable) with respect to all acts or omissions by any such D&O Indemnified Person in their capacities as such or taken at the request of the Acquired Entities (if applicable) at any time on or prior to the Closing Date, to the fullest extent that such D&O Indemnified Person would have been permitted to be indemnified under applicable Law (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law).  In addition, other than in the case of Fraud, Buyer shall or shall cause the Acquired Entities (as applicable) to pay or reimburse any expenses of any D&O Indemnified Persons entitled to indemnification hereunder incurred after the Closing Date to the fullest extent permitted under applicable Law.  If any D&O Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 6.9(a) that is denied by the Acquired Entities, and a court of competent jurisdiction determines that the D&O Indemnified Person is entitled to such indemnification, then Buyer shall, or shall cause the Acquired Entities (as applicable) to, pay such D&O Indemnified Person’s reasonable, documented and out-of-pocket costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Acquired Entities (as applicable).

(b)         The Governing Documents of each Acquired Entity shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or at any time prior to the Closing Date were D&O Indemnified Persons of any Acquired Entity.  The rights of the D&O Indemnified Persons under this Section 6.9 shall be in addition to any rights such D&O Indemnified Persons may have under the Governing Documents of the applicable Acquired Entity, or under any applicable Law.

(c)       If after the Closing, any Acquired Entity, Buyer or any of their respective successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other Person and, if applicable, shall not be the continuing or surviving corporation or entity, or (ii) transfer all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, proper provisions shall be made so that the successors, assigns and transferees of such Acquired Entity or Buyer, as the case may be, shall assume all of the obligations set forth in this Section 6.9.

(d)          The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person entitled to indemnification under this Section 6.9, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.  Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.9 shall survive until the date that is six (6) years after the Closing Date.

Section 6.10       Resignations.  Sellers will (a) deliver at the Closing duly executed letters of resignation or (b) cause the removal, in each case, effective as of the Closing, of each individual listed on Schedule 6.10.

Section 6.11         Transfer of Books and Records; Access to Information.

(a)       Immediately following the Closing Date and during the term of the Transition Services Agreement, Sellers shall begin transferring, conveying and delivering to Buyer (to the extent not previously delivered at Closing) all the books, records (other than Tax Returns), documents, instruments, accounts, correspondence, writings, evidences of title, Contracts, maps, geological data, land, title, environmental and other papers and electronic files relating to the business and assets of the Acquired Entities (the “Records”).  Copies of all the Records shall be delivered by the Sellers prior to the expiration or termination of the initial term of the Transition Services Agreement and originals of all of the Records, to the extent available after commercially reasonable efforts are made to locate such originals, shall be delivered within thirty (30) days of the expiration or termination of the Transition Services Agreement.  For a period of six (6) years from the Closing Date, Sellers shall (at Buyer’s expense) use commercially reasonable efforts to locate and make or cause to be available to Buyer any additional records that Buyer reasonably believes were not delivered to Buyer at or following the Closing Date.

(b)         For a period of six (6) years from the Closing Date, Buyer and its Affiliates shall (at Sellers’ sole expense) make or cause to be made available to Sellers the Records (and the reasonable assistance of employees responsible for the Records) during regular business hours and without unreasonable interference with any of the businesses, personnel or operations of Buyer, the Acquired Entities or any of their respective Affiliates as may be reasonably necessary for, except in connection with a litigation or dispute between Buyer and Sellers after the Closing, (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (ii) preparing reports to Governmental Entities or (iii) such other purposes for which access to such documents as Sellers may reasonably request.  Notwithstanding anything herein to the contrary, Buyer shall not be required to provide any access or information to Sellers, their respective Affiliates or any Representatives of any of the foregoing which Buyer reasonably believes it or, after the Closing, any Acquired Entity, is prohibited from providing to Sellers, their respective Affiliates or Representatives of any of the foregoing by reason of applicable Law, or which (x) constitutes or allows access to information protected by attorney-client privilege, or which Buyer or the Acquired Entities are legally required to keep confidential or (y) Buyer must prevent access to by reason of a Contract with a third-party or which would otherwise expose Buyer or any of its Affiliates (including, after the Closing, each of the Acquired Entities) to a material risk of Liability.

Section 6.12        Insurance.  Buyer shall be solely responsible from and after the Closing for providing insurance to the Acquired Entities and their respective business for events or occurrences occurring after the Closing.  Buyer acknowledges that all insurance arrangements maintained by Sellers and their respective Affiliates (not including the Acquired Entities) for the benefit of the Acquired Entities and their respective Affiliates, if any, will be terminated as of the Closing and no post-Closing business interruption, property damage or Liability shall be covered under any such insurance arrangements.

Section 6.13        Employee Matters.

(a)         Transfer of Business Employees.  As soon as reasonably practical after the date hereof (but in no event later than fifteen (15) days from the date hereof), Buyer shall, or shall cause one of its Affiliates to, offer (an “Offer”) employment, in writing, to each Business Employee, effective as of 12:01 a.m. local time on the Closing Date, for a position substantially similar in the nature, status and scope of duties and responsibilities as in effect as of the date hereof, at the same work location (or a work location no more than twenty-five (25) miles from the work location as of the date hereof), and on terms and conditions consistent with this Section 6.13; provided, however, that with respect to any Business Employee who is on an approved leave of absence as of the Closing Date, such Offer will (i) be contingent on the employee presenting himself or herself for active employment during the 180-day period following the Closing (or such longer duration of time as required under applicable Law) and the circumstances are such that Sellers or their Affiliates would have been required to re-employ or continue to employ such Business Employee in accordance with applicable Law if the transactions contemplated by this Agreement had not occurred, and (ii) be effective as of such date when such Business Employee returns to active employment.  Each Business Employee who timely accepts an Offer of employment from Buyer or an Affiliate of Buyer and commences employment with Buyer or an Affiliate of Buyer shall be referred to as a “Transferred Business Employee.” On the Closing Date, each Transferred Business Employee shall be terminated and released from all further employment duties by Sellers and their Affiliates.

(b)         Post-Closing Protection Period.  Subject, and in addition, to requirements imposed by applicable legal requirements, for not less than twelve (12) months following the Closing Date or the period during which the Transferred Business Employee is employed by Buyer following the Closing Date if shorter:

(i)            Buyer shall, or shall cause one of its Affiliates to, provide each Transferred Business Employee with (A) an annual base salary (or hourly base wage rate) that is at least equal to the base salary (or hourly base wage rate) provided to such Transferred Business Employee immediately prior to the Closing Date, (B) a target short-term cash incentive opportunity for fiscal year 2025 that is at least equal to the target short-term cash incentive opportunity provided to such Transferred Business Employee immediately prior to the Closing Date, (C) a target long-term incentive opportunity that is at least equal to the target long-term incentive opportunity provided to such Transferred Business Employee immediately prior to the Closing Date, (D) medical, dental and vision benefits that are substantially similar in the aggregate to the medical, dental and vision benefits provided to such Transferred Business Employee immediately prior to the Closing Date and (E) other employee benefits that, in each case, are at least equal to the other employee benefits (excluding medical, dental, vision, equity or equity-based incentives, defined benefit pension and retiree health and welfare) provided to similarly-situated employees of Buyer; and

(ii)           Buyer shall, or shall cause one of its Affiliates to, provide each Transferred Business Employee with severance pay no less favorable than the severance pay and benefits to which such Transferred Business Employee is entitled under any applicable severance plan, policy, practice or arrangement of Buyer or any of its Affiliates on the actual date of termination of the Transferred Business Employee’s employment.

(c)       Service Crediting; Pre-Existing Conditions.  Subject, and in addition, to requirements imposed by applicable legal requirements, in which case Buyer and its Affiliates shall abide by and provide the terms and conditions provided for in any such agreement, Buyer shall, or shall cause one of its Affiliates to:

(i)           give each Transferred Business Employee full service credit (being at least as much as the credit received from Sellers and their Affiliates) under any Acquired Entity Benefit Plan and each other employee benefit plan, policy or arrangement of Buyer or its applicable Affiliate, in which the Transferred Business Employee is, or in which the Transferred Business Employee becomes, eligible to participate on or after the Closing Date; provided, that such credit shall not be given with respect to participation in a defined benefit pension plan or retiree health or welfare plan or to the extent that it would result in a duplication of benefits for the same period of service; and

(ii)           use commercially reasonable efforts to (A) waive any limitation on health and welfare coverage of such Transferred Business Employees due to pre-existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health under any applicable health and welfare plan of Buyer or any of its Affiliates to the extent waived prior to the Closing and (B) credit each such Transferred Business Employee with all deductible payments, co-payments and co-insurance paid by such employee under any medical plan of either Seller or any of its Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum under any benefit plan of Buyer or any of its Affiliates for such year.

(d)         Seller 401(k) Plan.  Effective as of the Closing Date, the Transferred Business Employees shall no longer actively participate in any tax-qualified defined contribution plan sponsored by Sellers or any of their Affiliates (the “Seller 401(k) Plan”).  Buyer shall designate a tax-qualified defined contribution plan of Buyer (such plan, the “Buyer 401(k) Plan”) that either (i) currently provides for the receipt from the Transferred Business Employees of “eligible rollover distributions” (as such term is defined in Section 401(a)(31) of the Code, including notes representing plan loans) or (ii) shall be amended as soon as practicable following the Closing Date, but in no event more than 30 days following the Closing Date, to provide for the receipt from the Transferred Business Employees of eligible rollover distributions.  Sellers shall, and shall cause their Affiliates to, and Buyer shall, and shall cause its Affiliates to, cooperate to take any and all actions needed to permit each Transferred Business Employee to immediately participate in the Buyer 401(k) Plan and to permit each Transferred Business Employee with an outstanding loan balance under the Seller 401(k) Plan as of the Closing Date to continue to make scheduled loan payments to the Seller 401(k) Plan after the Closing Date, pending the distribution and in-kind rollover of the notes evidencing such loans from the Seller 401(k) Plan to the Buyer 401(k) Plan so as to prevent a deemed distribution or loan offset with respect to such outstanding loans.  If the Closing Date occurs prior to December 31, 2024, Seller and its Affiliates (other than an Acquired Entity) shall pay to each eligible Transferred Business Employee who participates in the Seller 401(k) Plan a cash bonus in respect of forfeited Q4 2024 profit sharing contributions and a 2024 discretionary contribution following the Closing Date when such profit sharing and discretionary contributions are made in the ordinary course to other participants of the Seller 401(k) Plan; provided that in no event will such cash bonus result in a duplication of benefits under the Seller 401(k) Plan.

(e)          Treatment of Annual Bonus.  If the Closing Date occurs prior to the date on which annual bonuses in respect of the 2024 fiscal year (the “FY2024 Bonus”) are paid by Sellers or its Affiliates, Sellers or its Affiliates shall waive the condition that the Transferred Business Employee be employed on the payment date of the FY2024 Bonus and shall pay to each Transferred Business Employee (and for the avoidance of doubt only the Transferred Business Employees) the full FY2024 Bonus in the ordinary course, but in no event later than March 15th of the fiscal year immediately after the end of the 2024 fiscal year, based on actual performance of Sellers’ Parent and its Affiliates but with an individual performance multiplier of 100% for each Transferred Business Employee.

(f)          Equity Awards.

(i)             Effective as of the Closing Date, subject to the Transferred Business Employee executing a release of claims in favor of Sellers and its Affiliates, Buyer shall, or shall cause one of its Affiliates to grant to each Transferred Business Employee an equity incentive award that is settled in shares of Guarantor (each, a “Replacement Award”) in respect of any Sellers’ Parent equity or equity-based award (collectively, the “Seller Equity Awards”) that is forfeited in accordance with its terms by such Transferred Business Employee as of the Closing Date (after taking into account pro-rata vesting through the Closing Date for all Seller Equity Awards); which for the avoidance of doubt, shall exclude any Seller Equity Award granted in February 2022 (A) subject to time-based vesting conditions (the “2022 RSUs”) which unvested portion (after giving effect to any pro-rata vesting) shall remain outstanding and vest and settle in cash under the vesting schedule that applies to such 2022 RSUs disregarding any ongoing service requirements and (B) subject to performance-based vesting conditions (the “2022 PSUs”) which shall remain outstanding and vest and be settled in shares of the Seller’s Parent under the vesting schedule that applies to such 2022 PSUs disregarding any ongoing service requirements and with performance deemed achieved at the target level of performance of one hundred percent (100%) for such 2022 PSUs.  Each Replacement Award shall relate to a number of shares of Guarantor’s common stock equal to the product of one hundred and fifty percent (150%) of the number of shares of Sellers’ Parent common stock that would have been issuable under any Seller Equity Award that is forfeited (with performance deemed achieved at the target level of performance of one hundred percent (100%) for any Seller Equity Award subject to performance-based vesting conditions), multiplied by a fraction, the numerator of which is the Sellers’ Parent closing per share price immediately prior to the Closing and the denominator of which is the Guarantor’s closing per share price on the Closing Date, with fractional shares rounded down to the nearest whole share, and shall have the same time vesting schedule as applied to such Seller Equity Award immediately prior to the Closing; provided that, Replacement Awards shall be subject to solely service-based vesting conditions and will vest if the Transferred Business Employee’s employment is terminated without Cause as defined Guarantor’s Long-Term Incentive Plan.

(ii)          Within fifteen (15) calendar days after the Closing Date, Seller will make available to Buyer a census listing, on a grant by grant basis and by name or employee identification number, each Seller Equity Award held by each individual expected to be a Transferred Business Employee, including the number of shares of Sellers’ Parent common stock subject to such Seller Equity Awards, the grant date, vesting schedule and the vested and unvested status.

(g)       Foreign National Employees.  Seller shall use their reasonable best efforts to ensure that any foreign national Business Employee who requires a visa to work in his or her current position may continue to work in such position as a Transferred Business Employee for Buyer or its applicable Affiliates on the Closing Date. If such Business Employee is not authorized to work for Buyer or its Affiliates as of the Closing Date, Seller shall continue to employ such Business Employee and make the services of such Business Employee available to Buyer or its applicable Affiliates on a full-time basis until the applicable visa is obtained.

(h)        Paid Time Off. Effective as of the Closing Date, Sellers or any of its Affiliates shall pay to each Transferred Business Employee an amount in cash equal to any accrued but unused vacation time, paid time off and other time-off benefits in accordance with Sellers’ Parent policies or as required by applicable Law in connection with such Transferred Business Employee’s termination of employment with Sellers and its Affiliates.

(i)          Employee Liabilities.  The Parties hereby acknowledge and agree that effective as of the Closing Date, (i) Buyer shall, or shall cause its Affiliates (including, following the Closing, the Acquired Entities) to, assume all liabilities and obligations (A) arising out of, relating to or resulting from the employment or termination of employment of any Business Employee following the Closing, and (B) expressly assumed by Buyer or its Affiliates in accordance with the provisions of this Section 6.13 and (ii) other than the Liabilities assumed by Buyer or its Affiliates (including, following the Closing, the Acquired Entities) in the foregoing clause (i), Sellers shall, or shall cause their Affiliates to, retain all Liabilities (A) arising out of, relating to or resulting from the employment or termination of employment of any current or former employee of Sellers or its Affiliates, arising on or prior to the Closing Date, (B) arising out of, relating to or resulting from any Benefit Plan that is not an Acquired Entity Benefit Plan (except as reimbursed by Buyer pursuant to the Transition Services Agreement), and (C) expressly retained by Sellers or its Affiliates in accordance with the provisions of this Section 6.13. Buyer shall have no obligations or other Liabilities under this Agreement with respect to any Person who does not become a Transferred Business Employee; provided, that Buyer’s offer of employment comports with Section 6.13(a).  Seller shall otherwise be exclusively responsible for all Liabilities arising from Seller’s employment or termination thereof of any non-Transferred Business Employee.

(j)         No Third Party Beneficiaries.  Nothing contained in this Section 6.13, express or implied, is intended to confer upon any Person not a party (including any Business Employee or any beneficiary thereof) any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment or service for any period of time by reason of this Agreement, any right to a particular term or condition of employment or any right to any specific compensation or benefits.  Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan or similar arrangement.

(k)         Restrictive Covenants.  Sellers agree that, notwithstanding the terms of any restrictive covenant agreement between a Seller and any Business Employee, such Business Employee shall be permitted to provide services to Buyer and its Affiliates (including the Acquired Entities) following the Closing, and Sellers waive and will not seek to enforce the terms of any such restrictive covenant following the Closing with respect to any such Business Employee’s services to Buyer or its Affiliates (including the Acquired Entities).

(l)        Notwithstanding the foregoing, the provisions contained in this Section 6.13 shall not modify the “at will” nature of any employment relationship between any Acquired Entity and any Business Employee.

Section 6.14        Use of Marks

(a)         Seller Marks.  Except as expressly provided in this Section 6.14, neither Buyer nor any of its Affiliates shall use, or have or acquire the right to use or any other rights in, any Marks of Sellers or any of its Affiliates, including the “ONEOK” and the ONEOK “diamond” logo or any variations or derivatives thereof, or any Marks confusingly similar to any of the foregoing (the “Seller Names”).  Within ten (10) Business Days of Closing, Buyer shall cause each of the Acquired Entities, to the extent any of them use any Seller Names as part of their corporate name or trade name (including any registered d/b/a), to make any and all filings and take such other actions that are necessary to change such corporate name or trade name to a name that does not include any Seller Name. The Acquired Entities may continue temporarily to use the Seller Names for a period of up to sixty (60) days following the Closing, only to the extent and in substantially the same manner used immediately prior to Closing; provided, that Buyer shall, and shall cause its Affiliates, to (i) immediately after the Closing, cease to hold itself out as having any affiliation with Sellers or any of their respective Affiliates and (ii) use reasonable efforts to minimize and eliminate use of the Seller Names by the Acquired Entities; provided, further that as soon as practicable after the Closing Date (and in any event within sixty (60) days thereafter) Buyer shall and shall cause each of the Acquired Entities to (A) cease and discontinue use of all Seller Names and (B) complete the removal of the Seller Names from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets.

(b)         Acquired Entity Marks.  From and after the Closing, no Seller nor any of their respective Affiliates shall use, or have or acquire the right to use or any other rights in, any Marks of the Acquired Entities, including “Viking,” “Guardian” and “Midwestern,” or any Marks confusingly similar to any of the foregoing.  Sellers shall, and shall cause their Affiliates to, immediately after the Closing, cease to hold themselves out as having any affiliation with the Acquired Entities or any of their assets or operations.

Section 6.15       Credit Support Obligations.  Buyer shall, (i) on or prior to the Closing Date, provide replacement guarantees, letters of credit, surety bonds or other assurances of payment with respect to the Credit Support Obligations set forth in Schedule 6.15 (the “Credit Support Obligations”) in form and substance reasonably satisfactory to the applicable counterparties and (ii) promptly obtain a complete and unconditional release of Sellers and their respective Affiliates, as applicable, in form and substance reasonably satisfactory to Sellers, with respect to all such Credit Support Obligations; provided that Sellers assist in securing such release.

Section 6.16        Further Disclaimers.

(a)       WITHOUT DIMINISHING THE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO THE ACQUIRED ENTITIES IN ARTICLE III AND WITH RESPECT TO SELLERS IN ARTICLE IV AND IN THE CERTIFICATE OF SELLERS REQUIRED TO BE DELIVERED PURSUANT TO SECTION 2.3(B)(IV)(1) OR LIMITING BUYER’S REMEDIES IN THE CASE OF FRAUD, BUYER ACKNOWLEDGES THAT: (I) THE ASSETS AND PROPERTIES OF THE ACQUIRED ENTITIES HAVE BEEN USED FOR HYDROCARBON MIDSTREAM OPERATIONS, AND PHYSICAL CHANGES IN SUCH ASSETS AND PROPERTIES AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (II) SUCH ASSETS AND PROPERTIES INCLUDE ABOVE-GROUND AND BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF SUCH ASSETS OR THE PROPERTIES OR THE LANDS BURDENED THEREBY; AND (III) THE ASSETS AND PROPERTIES HAVE BEEN USED FOR THE TRANSPORTATION AND PROCESSING OF HYDROCARBONS AND THAT THERE MAY BE HAZARDOUS MATERIALS LOCATED IN, ON OR UNDER OR ASSOCIATED WITH THE ASSETS OR PROPERTIES; NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF PIPE, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS; THE EQUIPMENT LOCATED ON THE ASSETS OR PROPERTIES OR INCLUDED IN THE ASSETS OR PROPERTIES MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS MATERIALS; NORM-CONTAINING MATERIAL OR OTHER HAZARDOUS MATERIALS MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT; AND SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS MATERIALS FROM THE ASSETS.

(b)   NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT ADDITIONAL CAPITAL EXPENDITURES MAY BE NECESSARY IN CONNECTION WITH MAINTAINING OR SEEKING APPROVAL OF EXISTING RATES APPROVED BY FERC, AND THAT THE ACQUIRED ENTITIES SHALL BE PERMITTED TO INCUR ADDITIONAL CAPITAL EXPENDITURES IN CONNECTION THEREWITH.

Section 6.17        No Recourse; Release.

(a)          Notwithstanding anything in this Agreement to the contrary, and notwithstanding the fact that any Party may be a partnership or limited liability company, by each Party’s acceptance of the benefits of this Agreement, each Party hereby acknowledges and agrees that all claims, Liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Parties, except in the case of Fraud.  No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of a party against its owners or Affiliates, including through attempted piercing of the corporate veil) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance or breach, except in the case of Fraud; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Nonparty Affiliates, except in the case of Fraud.  Each Nonparty Affiliate is an express third-party beneficiary of this Section 6.17.

(b)        For and in consideration of the sale of the Subject Interests, effective as of the Closing, each Party, intending to modify the statute of limitations, shall and shall cause its Affiliates (including, with respect to Buyer, the Acquired Entities) to absolutely and unconditionally release, acquit and forever discharge the other Parties and their respective Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts or any other obligations, Liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent related to the subject matter of this Agreement and the transactions contemplated thereby (other than Fraud, or any of the covenants in this Agreement and the Transaction Documents that survive the Closing), or arising out of or resulting from the ownership or operation of the Acquired Entities on or prior to the Closing Date, including Liabilities under any Environmental Law. Notwithstanding the foregoing, (i) nothing contained in this Section 6.17(b) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person with respect to claims involving Fraud, and (ii) nothing contained in this Section 6.17(b) shall impair or waive the rights of the Parties under this Agreement or the Transaction Documents, including the indemnification obligations set forth in Article VIII.

Section 6.18      Exclusivity.  Prior to the Closing, without Buyer’s prior written consent, Sellers will not, directly or indirectly, through any director, officer, agent, financial advisor, Affiliate or otherwise, encourage, solicit or entertain any other offers, inquiries or proposals regarding the transactions contemplated by this Agreement, or provide any information in connection with a potential transaction concerning a sale of the Acquired Entities to any other Person.

Section 6.19      Termination of Affiliate Transactions.  At or prior to the Closing, Sellers shall terminate, or cause to be terminated, all Affiliate Transactions and shall cause each Acquired Entity to be released from all covenants, agreements, Liabilities and obligations under all Affiliate Transactions, whether arising prior to, at or after the Closing, in each case, to be effective at or prior to the Closing.

Section 6.20         Non-Solicitation.

(a)        For a period of two (2) years following the Closing Date, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment, recruit, hire, employ, engage, offer to employ or engage, or otherwise seek to interfere with, influence or alter the employment relationship of any employee of Sellers or their controlled Affiliates; provided, however, that the foregoing restriction shall not apply to (i) generalized searches for employees through general advertisements, employment search firms, online job boards, open job fairs or other similar means which are not specifically directed at employees of Sellers or their controlled Affiliates or (ii) hiring any employees who first contact Buyer or any of its controlled Affiliates (A) who respond to such general solicitations or (B) who contact Buyer (or any of its controlled Affiliates) on their own initiative without any solicitation by or encouragement from Buyer or any of Buyer’s controlled Affiliates.  For the avoidance of doubt, the foregoing shall not apply to any Transferred Business Employees.

(b)        For a period of two (2) years following the Closing Date, Sellers shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment, recruit, hire, employ, engage, offer to employ or engage, or otherwise seek to interfere with, influence or alter the employment relationship of any employee of Buyer or its controlled Affiliates (including the Transferred Business Employees); provided, however, that the foregoing restriction shall not apply to (i) generalized searches for employees through general advertisements, employment search firms, online job boards, open job fairs or other similar means which are not specifically directed at employees of Buyer or its controlled Affiliates or (ii) hiring any employees who first contact Seller or any of its controlled Affiliates (A) who respond to such general solicitations or (B) who contact Seller (or any of its controlled Affiliates) on their own initiative without any solicitation by or encouragement from Seller or any of Sellers’ controlled Affiliates.

ARTICLE VII

TERMINATION

Section 7.1          Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)          by the mutual written agreement of the Parties;

(b)          by Buyer or either Seller by written notice to the other Parties, if:

(i)          the Closing shall not have been consummated on or before 5 p.m. on November 19, 2025 (the “Outside Date”); provided, however, that if, as of 5:00 p.m. on the Outside Date, all of the conditions set forth in Section 2.3 have been satisfied or duly waived by all Parties entitled to the benefit thereof (except for (A) the condition set forth in Section 2.3(a)(i) (but only to the extent the failure to satisfy such condition is the result of the Parties failure to obtain HSR Approval) and (B) any condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were the Outside Date)), the Outside Date shall be extended to November 19, 2026; provided, further, however that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party if the failure of the Closing to be consummated by the Outside Date was primarily due to such Party’s material breach of its obligations under this Agreement;

(ii)         any Order, decree or injunction of any Governmental Entity of competent jurisdiction permanently enjoining the consummation of the transactions contemplated by this Agreement is entered, and such Order, decree or injunction has become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party if such Order, decree or injunction primarily resulted from such Party’s material breach of its obligations under this Agreement;

(c)         by Buyer, if Sellers shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Sellers shall have become untrue, in either case, such that the conditions set forth in Section 2.3(b)(i), Section 2.3(b)(ii) or Section 2.3(b)(iii) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) thirty (30) days after Sellers’ receipt of written notice of such breach and (ii) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Buyer if Buyer is at such time in material breach of its representations, warranties or covenants hereunder;

(d)         by either Seller, if Buyer shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case, such that the conditions set forth in Section 2.3(c)(i) or Section 2.3(c)(ii) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) thirty (30) days after Buyer’s receipt of written notice of such breach and (ii) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any Seller if such Seller or the Acquired Entities are at such time in material breach of their representations, warranties or covenants hereunder; or

(e)       by Buyer, if the aggregate amount of Casualty Losses pursuant to Section 6.4 exceeds fifteen percent (15%) of the Base Purchase Price.

Section 7.2       Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (i) the Confidentiality Agreement and the agreements contained in Section 6.6, Section 6.8, this Section 7.2 and Article IX of this Agreement shall survive any termination of this Agreement and remain in full force and effect and (ii) no such termination shall (x) relieve any Party from any Liability arising out of or incurred as a result of its breach of the terms of this Agreement prior to such termination (or in the case of Fraud) or (y) impair the right of any Party to compel specific performance by any other Party of such Party’s obligations under this Agreement.  Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.9.

ARTICLE VIII

INDEMNIFICATION

Section 8.1         Survival.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except (a) those covenants and agreements contained herein and therein which by their term expressly (i) apply in whole or in part after the Closing or (ii) state they survive the Closing and (b) any representations and warranties that are the subject matter of any R&W Excluded Matter, which shall survive until (and expire and terminate on) the date that is twelve (12) months after the Closing Date. Notwithstanding anything to the contrary contained herein, (x) this Section 8.1 is not intended to limit the survival periods contained in any R&W Insurance Policy, which, other than with respect to representations and warranties that are the subject of any R&W Excluded Matter, shall be Buyer’s sole and exclusive recourse (except in the case of Fraud) with respect to any breach or alleged breach by Sellers of any representations and warranties of Sellers contained in this Agreement or in any instrument delivered pursuant to this Agreement, and which shall contain survival periods that shall control for purposes thereunder and (y) this Section 8.1 is not intended to limit the rights and remedies of the Buyer with respect to Fraud.

Section 8.2          Indemnification by Sellers.

(a)       From and after the Closing, the Sellers shall, jointly and severally, indemnify, defend and hold the Buyer, its Affiliates (including the Acquired Entities) and their respective directors, officers, managers, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of any Losses suffered or incurred by such Buyer Indemnified Parties to the extent based upon, resulting from or related to:

(i)           any and all (A) penalties, disgorgement, fines or interest thereon imposed on such Buyer Indemnified Party that are not otherwise the result of the actions of Buyer or its Affiliates (not including the Acquired Entities prior to the Closing) and (B) subject to the compliance by Buyer of the terms and conditions set forth in Section 8.2(b), reasonable and documented attorneys’ fees paid by such Buyer Indemnified Party, in each case of the foregoing clauses (A) or (B), arising out of or related to the matters set forth on Item 1 of Schedule 3.17 (the “Specified Matter”) (provided that nothing in this Section 8.2(a)(i) shall entitle Buyer to indemnification, or the recovery of damages, for any Future Impact resulting from the Specified Matter, including the resolution thereof);

(ii)           Income Taxes of any Seller Affiliated Group pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law) that are imposed on, Guardian, Midwestern or Viking as a result of having been a member of such group on or before the Closing Date;

(iii)          the breach or non-performance of any covenant or agreement made by the Sellers in this Agreement that survives the Closing; and

(iv)           the R&W Excluded Matters.

(b)          Specified Matters.

(i)            The Parties acknowledge and agree that Sellers shall solely control the Specified Matter.  From and after the Closing, Buyer shall, and shall cause its Affiliates (including the Acquired Entities) to, cooperate reasonably with Sellers in connection with the conduct of the Specified Matter and any other matters related thereto, including by (A) providing Sellers and its Representatives with reasonable access during normal business hours (in a manner so as to not unreasonably interfere with normal operations of Buyer and the Acquired Entities) to the Acquired Entities and their respective Representatives and (B) causing the Acquired Entities and their respective Representatives to cooperate reasonably with Sellers and (C) maintaining and preserving any and all documents and information relevant to the Specified Matter, and providing Buyer with reasonable access thereto.

(ii)           Neither Buyer nor any Affiliate of Buyer (including, after the Closing, the Acquired Entities) shall, without the prior written consent of Sellers, (A) voluntarily make contact with any Governmental Entity or any other Person in connection with the Specified Matter (except as reasonably required to remain in compliance with applicable Law) or (B) (x) settle or compromise any Proceeding or matter or (y) enter into any consent decree or settlement agreement, in each case of the foregoing clause (x) or (y), related to the Specified Matter. Buyer shall be entitled, after consulting with Sellers in good faith, to participate in an initial conversation with staff from FERC’s Office of Enforcement to acknowledge the existence of the Specified Matter and pledge cooperation.

(iii)        Sellers shall (A) promptly inform Buyer after becoming aware of any fact or circumstance with respect to the Specified Matter that would reasonably be expected to result in a Future Impact on any Acquired Entity and (B) shall consult with Buyer in good faith prior to taking any action with respect to the Specified Matter that Sellers reasonably determine would result in a Future Impact on any Acquired Entity.  Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not, without the prior written consent of Buyer, settle or compromise any proceeding or matter on terms that adversely impact the operations, economics or reputation of Buyer or its Affiliates (including the Acquired Entities) in any material respect.

(iv)           This Section 8.2(b) shall survive the Closing until the date of the resolution of the Specified Matter.

Section 8.3         Indemnification by Buyer.  Subject to the terms of this Article VIII, from and after the Closing, the Buyer shall indemnify, defend and hold Sellers, their respective Affiliates and their respective directors, officers, managers, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any Losses suffered or incurred by such Seller Indemnified Parties to the extent based upon, resulting from or related to the breach or non-performance of any covenant or agreement made by the Buyer in this Agreement that survives the Closing.

Section 8.4          Limits on Indemnification.  Notwithstanding anything in this Agreement to the contrary:

(a)          The Sellers shall not be liable to the Buyer Indemnified Parties in respect of indemnification under Section 8.2(a)(iv) until the aggregate amount of all Losses in respect thereof exceeds, on a cumulative basis, an amount equal to $1,000,000 (such amount, the “Deductible”), in which case the Sellers shall only be liable for Losses in excess of the Deductible.

(b)        The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 8.2(a)(iv) shall not exceed an amount equal to $12,000,000 (the “Cap”).

Section 8.5          Indemnification Procedures.

(a)         Subject to Section 8.4 and Section 8.5(c), any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof (each, a “Claim Notice”).  The failure of the Indemnified Party to promptly give a Claim Notice of any Direct Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party is actually and materially prejudiced as a result of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have agreed to such claim and the Indemnifying Party’s obligation to indemnify the Indemnified Party for the full amount of all Losses related to or resulting therefrom.  If any Proceeding is commenced with respect to a Direct Claim, the prevailing Party in such Proceeding shall be entitled to recover from the non-prevailing party the reasonable attorneys’ fees, court costs and other expenses incurred by the prevailing party in connection with such Proceeding in addition to any other relief to which such Party may be entitled.

(b)         Subject to Section 8.5(c) and Section 8.2(b) (including, for the avoidance of doubt, Sellers’ right to solely control the Specified Matters), in the event that any Proceeding shall be instituted or that any claim or demand shall be asserted by any Person who is not a Party or an Affiliate of any Party or a representative of any of the foregoing, against an Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Article VIII (a “Third-Party Claim”), subject to Section 8.1, the Indemnified Party shall reasonably promptly cause a Claim Notice regarding any Third-Party Claim of which it has knowledge that is covered by this Article VIII to be forwarded to the Indemnifying Party.  The failure of an Indemnified Party to reasonably promptly provide a Claim Notice of any Third-Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party is actually and materially prejudiced as a result of such failure.  The Indemnifying Party shall have fifteen (15) days after its receipt of a Claim Notice to notify the Indemnified Party that the Indemnifying Party has elected to conduct and control the defense, negotiation or settlement of such Third-Party Claim and any Proceeding resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third-Party Defense”); provided, that the Indemnifying Party shall not have the right to assume the defense of a Third-Party Claim to the extent that the principal relief sought by such Third-Party Claim is an injunction or equitable relief against the Indemnified Party.  If the Indemnifying Party assumes the Third-Party Defense in accordance herewith, the Indemnified Party may retain separate co-counsel (the costs for which the Indemnified Party will not be entitled to indemnification, unless (A) the named parties to such Proceeding (including any impleaded parties) include the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would not be permitted under applicable standards of professional conduct or such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to such Indemnifying Party, or if available to such Indemnifying Party, the assertion of which would be adverse to or in conflict with the interests of the Indemnifying Party, or (B) if so requested to participate by Indemnifying Party, and then in each such case, the fees, costs and expenses of such counsel shall be indemnifiable amounts hereunder) and participate in the defense of the Third-Party Claim but the Indemnifying Party shall control the investigation, defense and settlement thereof.  If the Indemnifying Party does not assume the Third-Party Defense within such fifteen (15) day period, or the Indemnifying Party is not entitled to assume the Third-Party Defense in accordance herewith, the Indemnified Party will be entitled to conduct and control the Third-Party Defense, and such fees and costs shall be indemnifiable Losses hereunder; provided, that (A) the Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim but the Indemnified Party shall control the investigation, defense and settlement, subject to the provisions herein; and (B) the Indemnifying Party shall cooperate in good faith in such defense.  Notwithstanding anything in this Section 8.5(b) to the contrary, the Indemnified Party shall not, without the written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), (Y) settle or compromise any Third-Party Claim, or (Z) permit a default or consent to entry of any judgment, in each case of (Y) or (Z), unless the claimant provides to the Indemnifying Party a release in respect of the Third-Party Claim.  The Indemnifying Party may (1) settle or compromise any Third-Party Claim or (2) permit a default or consent to entry of any judgment, in each case, provided, that such settlement, default or judgment is solely for money damages that the Indemnifying Party has agreed in writing to pay and the Indemnified Party and its Affiliates are fully released for any claims relating thereto.  For the avoidance of doubt, nothing in this Section 8.5(b) shall apply to the Specified Matters.

(c)        Subject to the limitations set forth in Sections 8.4(a) and (b), after any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction, or a settlement shall have been entered into, or the Indemnified Party and the Indemnifying Party shall have entered into a mutually binding agreement with respect to a claim hereunder, or the Indemnifying Party fails to object to a Direct Claim or Third-Party Claim in the times provided above, then the Indemnifying Party shall pay, or cause to be paid, to the Indemnified Party any sums due and owing pursuant to this Agreement with respect to such matter.

Section 8.6          Calculation of Losses.  Notwithstanding anything in this Agreement to the contrary:

(a)         The amount of any Losses for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by the Indemnified Party under other sources of indemnification, insurance policies or otherwise with respect to such Losses (net of any Tax or costs or expenses incurred in connection with such recovery); provided, that there shall be no obligation to seek recovery from such sources.  The Indemnified Party shall reimburse the Indemnifying Party for any and all Losses paid by the Indemnifying Party to the Indemnified Party pursuant to this Agreement to the extent such amount is subsequently actually received by the Indemnified Party from any Person other than the Indemnifying Party (net of any Tax or costs or expenses incurred in connection with such recovery).

(b)         Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall have no liability for any Loss to the extent such Loss is actually taken into account and specifically included in the adjustment to the Base Purchase Price as provided in Section 2.2(c).

(c)         For purposes of this Article VII, any inaccuracy in, breach or failure to be true and correct of any representation, warranty or covenant and the calculation of any Losses in connection therewith, shall be determined without regard to any “materiality,” “Material Adverse Effect,” or other similar qualification or exception contained in or otherwise applicable to such representation, warranty or covenant; provided, that (i) any dollar thresholds contained in such representation, warranty or covenant shall not be ignored for purposes of determining any such inaccuracy or breach, (ii) the word “material” in the second sentence of Section 3.6 (Financial Statements) shall not be ignored, (iii) the term “Material Adverse Effect” contained in clause (b) of Section 3.7 (Absence of Certain Changes) shall not be ignored and (iv) the word “Material” in the definition “Material Contract” shall not be ignored.

Section 8.7      Characterization of Payments.  Any indemnification payments made pursuant to this Article VIII shall be treated as adjustments to the Final Purchase Price, to the extent permitted by applicable Law.

 ARTICLE IX

MISCELLANEOUS

Section 9.1          Amendment and Waiver.

(a)          This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

(b)         Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by such Party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No failure or delay by any Party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the Parties operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.

Section 9.2       Notices.  All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), when successfully transmitted by email prior to 5:00 p.m. on a Business Day (or the next Business Day if after 5:00 p.m.), (b) on the next day if delivered by reputable overnight express courier (charges prepaid), or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, demands and communications to the Buyer and Sellers shall be sent to the addresses indicated below:

Notices to Sellers:

ONEOK Partners Intermediate Limited Partnership
100 West Fifth Street
Tulsa, OK 74103
Attention: Chief Legal Officer
Email: Lyndon.Taylor@oneok.com

and

Border Midwestern Company
100 West Fifth Street
Tulsa, OK 74103
Attention: Chief Legal Officer
Email: Lyndon.Taylor@oneok.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana Street, Suite 6800
Houston, Texas 77002
Attention: Eric Otness
Email: eric.otness@skadden.com

Notices to Buyer:

DTM Interstate Transportation, LLC c/o DT Midstream, Inc.
500 Woodward Ave. Suite 2900 Detroit, MI 48226
Attention: General Counsel
Email: contract_notices@dtmidstream.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
700 Louisiana, Suite 3700 Houston, TX 77002
Attention: Omar Samji
Email: omar.samji@weil.com

Section 9.3          Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  Without limiting Section 6.3, no Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of all Parties.  Any attempted assignment or transfer in violation of this Agreement shall be null and void ab initio and ineffective.

Section 9.4          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Entity, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Entity, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, such term or provision is hereby deemed modified to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under applicable Law.

Section 9.5        Headings.  The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6       Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto), together with each of the other agreements entered into in connection with the transactions contemplated by this Agreement, constitute the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

Section 9.7        Counterparts; Electronic Delivery.  This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.  This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 9.8          Governing Law; Waiver of Jury Trial; Jurisdiction.

(a)          This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance or interpretation thereof shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the Laws of any jurisdiction other than the State of Delaware.  Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 9.2 addressed to such Party at the address specified pursuant to Section 9.2.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that such court does not have jurisdiction over such Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein).  Each Party further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 9.2 to such Party’s address set forth in Section 9.2 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.

(b)         EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER AGREEMENTS EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

Section 9.9       Specific Performance.  The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to Buyer and Sellers, and Buyer and Sellers would not have an adequate remedy at Law.  Therefore, the obligations of Buyer and Sellers under this Agreement, including Sellers’ obligation to sell the Subject Interests to Buyer and Buyer’s obligation to purchase the Subject Interests from Sellers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Each Party hereby agrees to waive the defense in any such suit that the other Party may have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 9.10        Third Party Beneficiaries.  This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties and their respective successors and permitted assigns.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, except (a) Article VIII shall inure to the benefit of the Persons referenced therein, (b) Section 6.9 and Section 9.11 shall inure to the benefit of the Persons referred to therein and (c) Section 6.17 shall inure to the benefit of the Persons referred to therein.  The Parties reserve the right to amend, modify, terminate, supplement or waive any provision of this Agreement or this entire Agreement, in accordance with Section 9.1 without the consent or approval of any other Person.

Section 9.11      Legal Representation of Sellers.  Buyer on its own behalf and on behalf of its Affiliates (including, after the Closing, the Acquired Entities) and its and its Affiliates’ directors, shareholders, members, partners, officers and employees, hereby (a) acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) has acted as external counsel to Sellers in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby, (b) agrees, that, in the event that a dispute arises after the Closing arising from the transactions contemplated by this Agreement between Buyer or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates (excluding, after the Closing, the Acquired Entities) or its or its Affiliates’ respective directors, shareholders, members, partners, officers or employees (any of the foregoing, a “Sell-Side Party”), on the other hand, or in which the interests of any Sell-Side Party may otherwise be directly adverse to Buyer or any of its Affiliates in connection with a dispute arising after the Closing arising from the transactions contemplated by this Agreement, Skadden may represent the Sell-Side Party in such dispute even though the interests of the Sell-Side Party may be directly adverse to Buyer or the Acquired Entities, and even though Skadden may have represented the Acquired Entities in a matter substantially related to such dispute and (c) irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with Skadden’s prior representation of any Seller or any Acquired Entity in any matter arising from this Agreement or the transactions contemplated by this Agreement.  Buyer further agrees that, as to all legal information, information subject to attorney-client privilege, attorney work product privilege or the expectation of client confidence, in each case, of the Acquired Entities or the Sell-Side Parties, and communications among Skadden, Sellers, the Acquired Entities and the Sell-Side Parties, in each case, that relate in any way to (i) the sale of the Acquired Entities, (ii) this Agreement or (iii) the transactions contemplated by this Agreement, the privilege and the expectation of client confidence belongs to Sellers (on behalf of the Sell-Side Parties) and may be controlled by Sellers and shall not pass to or be claimed by Buyer or the Acquired Entities, and all such information and communications shall remain the property of Sellers.  Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any Acquired Entity and a third party other than a Sell-Side Party after the Closing, any Acquired Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third party; provided, however, that the Acquired Entities may not waive such privilege without the prior written consent of Sellers.

Section 9.12        Schedules and Exhibits.  The Schedules and all exhibits or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  Any fact or item disclosed in the Schedules referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to any other section of this Agreement to the extent it is reasonably apparent on the face of such disclosure that the disclosure applies to such other section of this Agreement.  Certain information set forth in the Schedules is included solely for informational purposes.  The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has had, or would reasonably be expected to have, a Material Adverse Effect, or is outside the ordinary course of business, nor shall such disclosure establish a standard of materiality or ordinary course of business for any purpose whatsoever.  The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement.  The disclosure of any item or matter relating to any possible breach or violation of any Law or Contract shall not be construed as an admission or indication to any Person that any such breach or violation exists or has actually occurred.

Section 9.13        Guarantee.

(a)       The Guarantor, intending to be legally bound, hereby irrevocably, unconditionally, and absolutely guarantees as a primary obligor and not merely as a surety to Sellers the full payment and performance by Buyer of all of its pre-Closing obligations pursuant to this Agreement, including prompt payment of all of the payment obligations of the Buyer under this Agreement at the Closing (the “Guaranteed Obligations”), subject to all terms, conditions or provisions contained in this Agreement.  The Guarantor acknowledges and agrees that the obligation of the Guarantor under this Section 9.13 is one of payment and performance, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Section 9.13, irrespective of whether any action is brought against Buyer or whether Buyer is joined in any such action or actions.  The Guarantor further acknowledges and agrees that, subject to all terms, conditions or provisions contained in this Agreement, the obligations of the Guarantor under this Section 9.13 shall be unconditional and absolute and no release or extinguishments of Buyer’s obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, and the liability of the Guarantor shall not be subject to any reduction, limitation, impairment, discharge or termination for any other reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense, setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any Guaranteed Obligations or otherwise.  The Guarantor hereby waives (i) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder (in each case, other than notices to Buyer or Guarantor, with a copy to its counsel, pursuant to this Agreement), (ii) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Guaranteed Obligations, and any other notice with respect to the Guaranteed Obligations (in each case, other than notices to Buyer or Guarantor, with a copy to its counsel, pursuant to this Agreement), (iii) any requirement that any Seller exhaust any right or take any action against Buyer or any other Person and (iv) any defense arising by any lack of capacity or authority of the Guarantor or Buyer.  Notwithstanding anything in this Section 9.13 to the contrary, (x) the Guarantor shall be entitled to assert as a defense to any claim for payment or performance of the Guaranteed Obligations that such Guaranteed Obligations have previously been paid or performed in full and any and all defenses to the Guaranteed Obligations that are available to Buyer or other obligor of the Guaranteed Obligations and (y) Guarantor’s obligations pursuant to this Section 9.13 with respect to the Guaranteed Obligations shall not exceed the corresponding obligations of Buyer under this Agreement.  The foregoing guaranty shall remain in full force and effect until the date on which each Guaranteed Obligation has been completely performed or paid in full, as applicable.

(b)       No Seller shall be required to marshal any assets in favor of the Guarantor, or against or in payment of the Guaranteed Obligations.

(c)          Representations and Warranties of Guarantor.

(i)           The Guarantor is a legal entity duly organized, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of organization and has all requisite power and authority to conduct its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)           The execution, delivery and performance of this Agreement any other agreements entered into in connection with the transactions contemplated by this Agreement to which the Guarantor or any of its Affiliates is a party by the Guarantor or such Affiliates and the consummation of the transactions contemplated hereby and thereby by the Guarantor or such Affiliates have been duly authorized by all requisite corporate, limited liability company or other entity action of the Guarantor or such Affiliates, as applicable.

(iii)        No vote or approval of the holders of any class or series of capital stock of the Guarantor is necessary for the execution, delivery or performance by the Guarantor or its Affiliates of this Agreement or the agreements entered into in connection this Agreement, as applicable, to which the Guarantor or such Affiliates is a party or the consummation by the Guarantor or its Affiliates of the transactions contemplated hereby or thereby.

(iv)          This Agreement has been (and the execution, delivery and performance of each of the agreements entered into in connection with this Agreement to which the Guarantor or any of its Affiliates will be a party will be) duly and validly executed and delivered by the Guarantor (and, in the case of the agreements entered into in connection with this Agreement, by the Guarantor or the applicable Affiliate) and constitutes (and each such agreements entered into in connection with this Agreement when so executed and delivered by the Guarantor or the applicable Affiliates will constitute) a valid, legal and binding agreement of the Guarantor (and in the case of the agreements entered into in connection with this Agreement, the Guarantor or its Affiliates party thereto) (assuming that this Agreement has been, and the agreements entered into in connection with this Agreement to which the Guarantor or its applicable Affiliates is a party will be, duly and validly authorized, executed and delivered by each Person party thereto), enforceable against the Guarantor (and in the case of the agreements entered into in connection with this Agreement, the Guarantor or its Affiliates party thereto) in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

(d)         The Parties agree that the terms and provisions of Article IX shall apply to this Section 9.13, mutatis mutandis.  Guarantor shall not be deemed to be a Party to this Agreement for purposes of any provisions other than this Section 9.13.

Section 9.14        Further Actions.  If HSR Approval is not obtained by the date that is one (1) year after the date of this Agreement, and the Closing has not occurred solely as a result thereof, then the Parties shall cooperate in good faith to modify and amend Section 6.13 and any other provisions related thereto, in each case, as may be reasonably required in order to appropriately reflect the terms of this Agreement as a result of such delay of Closing.

[Signature pages follow]

Each of the undersigned has caused this Agreement to be duly executed as of the date first above written.

SELLER ONE

ONEOK PARTNERS INTERMEDIATE LIMITED PARTNERSHIP

By:	/s/ Pierce H. Norton II
	Name:	Pierce H. Norton II
	Title:	President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

SELLER TWO

BORDER MIDWESTERN COMPANY

By:	/s/ Pierce H. Norton II
	Name:	Pierce H. Norton II
	Title:	President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

BUYER

DTM INTERSTATE TRANSPORTATION, LLC

By:	/s/ David J. Slater
Name:	David J. Slater
Title:	Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

GUARANTOR, solely for the purposes of Section 9.13,

DT MIDSTREAM, INC.

By:	/s/ David J. Slater
Name:	David J. Slater
Title:	Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

DEFINITIONS

“2022 PSUs” has the meaning set forth in Section 6.13(f)(i).

“2022 RSUs” has the meaning set forth in Section 6.13(f)(i).

“Accounting Firm” has the meaning set forth in Section 2.2(c)(iii).

“Accrued Income Taxes” means an amount (which shall not be less than zero and which shall be determined on a jurisdiction-by-jurisdiction basis) equal to the aggregate liability for all accrued and unpaid Income Taxes of or with respect to the Acquired Entities for all Seller Tax Periods, determined as of the Closing Date; provided, that for purposes of calculating Accrued Income Taxes, (i) in the case of a Straddle Period, any liability for Income Taxes shall be apportioned to the Seller Tax Period in accordance with Section 6.5(b); (ii) all Tax assets of the Acquired Entities (other than current Income Tax assets that are available under applicable Law to reduce Income Taxes of the applicable Acquired Entity (but not below zero)) shall be excluded; (iii) any positive adjustment made pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) arising on or prior to the Closing Date that was not previously included in income by the Midwestern or Viking, as applicable, will be included in the calculation of Income Taxes for the Seller Tax Period; (iv) any amounts that the Acquired Entities will be required to include in income after the Closing Date as a result of prepaid amounts or deferred revenue received or realized on or prior to the Closing Date shall be included in Income Taxes for the Seller Tax Period; and (v) all Transaction Tax Deductions shall be allocated to a Seller Tax Period in accordance with Section 6.5(b).  Notwithstanding the foregoing, Accrued Income Taxes shall not include (i) any Income Taxes required to be reported on any Consolidated Return, (ii) any Taxes required to be paid by, or borne by, Sellers pursuant to Section 6.5(a)(i), and (iii) any Transfer Taxes.

“Acquired Entities” means, collectively, Guardian, Midwestern and Viking.

“Acquired Entity Benefit Plan” means each Benefit Plan that is (a) sponsored, maintained or contributed to solely by one or more Acquired Entities or (b) exclusively for the benefit of the Business Employees.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 3.22.

Exhibit A-1

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any combined, consolidated, unitary or other similar group for purposes of state, local or non-U.S. Tax Law).

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.3(b)(iv)(5).

“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Base Purchase Price” means $1,200,000,000.

“Benefit Plan” means each (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (b) benefit or compensation plan, policy, program, practice, arrangement or agreement, including any equity, equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, fringe benefit, vacation, paid time off, medical, dental, life or disability plan, program, policy or arrangement, other than any plan or arrangement required to be maintained or contributed to by applicable legal requirements and (c) employment or other similar individual agreement, plan, policy, arrangement or program, in each case, that is sponsored, maintained or contributed to by Sellers or any of their Affiliates for the benefit of any Business Employee or with respect to which Sellers or any of their Affiliates have any liability (whether contingent or otherwise) as of immediately prior to the Closing with respect to any Business Employee, other than any of the foregoing that is required to be maintained by a Governmental Entity.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of Texas or the State of Oklahoma.

“Business Employee” means each individual set forth on Schedule 3.15(a) and any other individual hired after the date hereof in accordance with Section 6.1(a)(ii)(7) who is employed by an Affiliate of Sellers and exclusively dedicated to an Acquired Entity, including each such employee who is on a leave of absence (including medical leave, personal leave, military leave, workers’ compensation leave, short-term disability, long-term disability and paid or unpaid time off); provided, that such schedule may be updated at any time prior to the Closing Date solely to reflect personnel actions permitted by Section 6.1(a)(ii)(7) or with Buyer’s written consent.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.13(d).

“Buyer Fundamental Representations” means each of Section 5.1, Section 5.2, and Section 5.3.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

Exhibit A-2

“Buyer Material Adverse Effect” means any event, change, development, occurrence or effect that would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the consummation by Buyer of the transactions contemplated hereby.

“Buyer Tax Period” means (a) with respect to Income Taxes, any taxable period that begins after the Closing Date and the portion of any Straddle Period that begins at the beginning of the day after the Closing Date and (b) with respect to non-Income Taxes, any taxable period beginning on or after the Effective Date and the portion of any Straddle Period that begins at the beginning of the day on the Effective Date.

“Cap” has the meaning set forth in Section 8.4(b).

“Cash” means, without duplication, as of any specified time, all cash, cash equivalents (including bank balances, cash on deposit, checks, other wire transfers, deposits in transfer and drafts deposited or received but not yet cleared, but reduced for any bank overdrafts or outstanding checks or outbound wire transfers not yet cashed or received by the applicable counterparty) and short-term investments that are readily convertible to cash, including short-term deposits with original maturities of three (3) months or less, demand deposits, savings accounts, certificates of deposit, money market funds, U.S. treasury bills and marketable securities but not including restricted cash and cash or cash equivalents held in escrow or on deposit by a third party for the benefit of the Acquired Entities or by the Acquired Entities for the benefit of a third party, in each case, as determined in accordance with GAAP.

“Casualty Loss” has the meaning set forth in Section 6.4.

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Closing Date Indebtedness” means an amount equal to the aggregate amount of Indebtedness at the Acquired Entities as of 12:01 a.m. on the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.2(c)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Laws” means any domestic, federal, foreign or supranational Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade means.

“Confidentiality Agreement” means that certain Superseding Confidentiality Agreement, dated as of October 16, 2024, by and between ONEOK, Inc. and DT Midstream, Inc.

Exhibit A-3

“Consolidated Return” shall mean any and all Income Tax Returns of any Seller Affiliated Group that are filed on a consolidated, combined, unitary or similar basis.

“Contract” means any legally binding written or oral contract, agreement or license (including any amendments thereto).

“Contributed Cash” means, to the extent the Closing Date occurs after the Effective Date, any amounts (a) of Cash contributed or transferred by Sellers or their Affiliates (other than the Acquired Entities) to any Acquired Entity (without duplication) or (b) paid by the Sellers for the benefit, or on behalf, of an Acquired Entity, in each case of the foregoing clause (a) or (b), during the period commencing on the Effective Date and ending on the Closing Date, inclusive of such dates; provided, that “Contributed Cash” shall not include any amounts that were (x) used to pay down Indebtedness of any Acquired Entity or (y) deemed “Effective Date Cash.”

“Courts” has the meaning set forth in Section 9.8(a).

“COVID-19” means the disease caused by SARS-CoV-2 or COVID-19 (and all related strains, sequences and variants), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Credit Facilities” means (a) that certain Credit Agreement, dated as of June 24, 2022, by and among Guardian, PNC Bank, National Association and each lender from time to time party thereto and (b) that certain Credit Agreement, dated as of March 29, 2023, by and among Viking, PNC Bank, National Association and each lender from time to time party thereto.

“Credit Support Obligations” has the meaning set forth in Section 6.15.

“D&O Indemnified Person” has the meaning set forth in Section 6.9(a).

“Deductible” has the meaning set forth in Section 8.4(a).

“Designated Account(s)” has the meaning set forth in Section 2.1(c).

“Direct Claim” has the meaning set forth in Section 8.5(a).

“Draft Allocation” has the meaning set forth in Section 6.5(i).

“Effective Date” means the earlier of (a) the Closing Date and (b) if the Closing Date is January 1, 2025 or later, January 1, 2025.

“Effective Date Cash” means, without duplication, an amount equal to the aggregate amount of Cash at the Acquired Entities as of the close of business on the last Business Day preceding the Effective Date.

Exhibit A-4

“Effective Date Net Working Capital” means an amount equal to, without duplication, (a) as of the closing of business on the last Business Day preceding the Effective Date, the current assets (other than Cash) of the Acquired Entities, which shall be calculated net of reserves, allowances and depreciation minus (b) as of the close of business on the last Business Day preceding the Effective Date, the current liabilities (other than Indebtedness and Transaction Expenses) of the Acquired Entities.  The term Effective Date Net Working Capital shall expressly exclude all current Income Tax assets and liabilities and deferred Income Tax assets and liabilities of the Acquired Entities.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations concerning pollution or protection of the environment, natural resources or occupational health and safety (as such relates to exposure to Hazardous Materials), pipeline safety, or otherwise relating to the generation, use, storage, transportation, management, disposal or Release of Hazardous Materials.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, equity, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Acquired Entities or any of their Subsidiaries is treated as a single employer or common control with an Acquired Entity under Section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 2.2(b).

“Estimated Purchase Price” has the meaning set for in Section 2.2(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“FERC” shall mean the Federal Energy Regulatory Commission.

“FERC Basis of Accounting” has the meaning set forth in Section 3.6(a).

“Final Allocation” has the meaning set forth in Section 6.5(i).

“Final Closing Date Indebtedness” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Indebtedness set forth in the Closing Statement or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Indebtedness, as agreed by the Parties pursuant to Section 2.2(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 2.2(c)(iii).

Exhibit A-5

“Final Effective Date Cash” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Effective Date Cash set forth in the Closing Statement; or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Effective Date Cash, as agreed by the Parties pursuant to Section 2.2(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 2.2(c)(iii).

“Final Net Working Capital Adjustment Amount” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Net Working Capital Adjustment Amount set forth in the Closing Statement or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Net Working Capital Adjustment Amount, as agreed by Sellers and Buyer pursuant to Section 2.2(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 2.2(c)(iii).

“Final Purchase Price” has the meaning set forth in Section 2.2(a).

“Final Transaction Expenses” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Transaction Expenses set forth in the Closing Statement or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Transaction Expenses, as agreed by the Parties pursuant to Section 2.2(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 2.2(c)(iii).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Fraud” means an actual and intentional fraud by a Person with respect to the making of the express representations and warranties in Article III and Article IV (in the case of Sellers), Article V (in the case of the Buyer) or any other documents, agreements, certificates or other instruments delivered pursuant to this Agreement, which involves an intentional misrepresentation of a material fact actually known by such Person with respect to such representation, made with the intent of inducing another Person to act or refrain from acting, and upon which the other Person reasonably relied to its detriment and suffered or incurred actual damages as a result of such reliance.  “Fraud” shall not include any cause of action based on constructive knowledge, equitable fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentation or any tort (including a claim for fraud) based on negligence, recklessness or any similar theory.

“Future Impact” means any impact, effect or result on any Acquired Entity, including such Acquired Entity’s affairs, assets, business, capital, condition (financial or otherwise), Liabilities, operations, properties, prospects, results of operations or revenues. For the avoidance of doubt, with respect to the Specified Matter, penalties, disgorgement, fines or interest thereon imposed on a Buyer Indemnified Party that are not otherwise the result of the actions of Buyer or its Affiliates (not including the Acquired Entities prior to the Closing) shall not be deemed “Future Impacts.”

Exhibit A-6

“FY2024 Bonus” has the meaning set forth in Section 6.13(e).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means (i) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (ii) in the case of a limited liability company, its certificate of formation and limited liability company agreement (or analogous documents); or (iii) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or that govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, municipality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, legislative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any multinational, national, federal, state, local, tribal or municipal jurisdiction, whether United States or foreign.

“Guaranteed Obligation” has the meaning set forth in Section 9.13(a).

“Guarantor” has the meaning set forth in the preamble of this agreement.

“Guardian” means Guardian Pipeline, L.L.C., a Delaware limited liability company.

“Guardian Interests” has the meaning set forth in the recitals of this Agreement.

“Hazardous Materials” means all chemicals, substances and materials regulated as hazardous or toxic, or as pollutants or contaminants, or words of similar meaning or import, under Environmental Laws, including any petroleum, petroleum products or byproducts, natural gas, natural gas liquids, per and polyfluoroalkyl substances, NORM, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Approval” has the meaning set forth in Section 2.3(a)(i).

“Income Tax” means any U.S. federal, state and local income and franchise Taxes, including those based upon, measured by, or calculated with respect to net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business, and occupation, business license, or similar Taxes, if net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated).

“Income Tax Return” means any Tax Return related to any Income Tax.

Exhibit A-7

“Indebtedness” means, without duplication, with respect to any Person, as of any specified time, without duplication, (a) all indebtedness of such Person for borrowed money (including all principal, interest, premiums penalties and fees), (b) all obligations of such Person evidenced by notes, mortgages bonds, debentures or other similar instruments or securities, (c) all reimbursement obligations of such Person under letters of credit, bank guarantees or similar facilities, but only to the extent drawn upon at such time, (d) any obligations under leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss or otherwise required to be capitalized under GAAP (other than any obligations under any operating leases or capital leases), (e) the deferred purchase price of property, assets, goods or services, (f) any obligations under interest rate swap, hedging or similar agreements, (g) all obligations for declared but unpaid dividends or distributions, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, (i) all accrued interest, prepayment penalties, make-whole payments and termination or breakage costs or penalties with respect to any Indebtedness referred to above and (j) Accrued Income Taxes.  For purposes of this Agreement, “Indebtedness” shall expressly exclude: (x) any amounts included in Transaction Expenses; (y) all Tax liabilities other than those described in clause (j) of this definition; and (z) any amounts included in Effective Date Net Working Capital.

“Indebtedness Release Documentation” has the meaning set forth in Section 2.1(d).

“Intellectual Property” means all intellectual property rights, including the following: (a) patents, (b) trademarks, service marks, trade dress, trade names and other indicia of origin, (c) copyrights, mask works and industrial designs, (d) trade secrets, and other intellectual property rights in know-how and confidential information, (e) internet domain names and (f) all registrations and applications for the registration of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 6.5(i).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Sellers” means the actual knowledge of Charles Kelley, Greg Lusardi, Roger Thorpe, James Akingbola and Julie Weatherly, in each case, after reasonable inquiry.

“Labor Agreement” means any collective bargaining agreement or other similar labor-related Contract with any labor union, labor organization or works council.

“Laws” means all federal, state or local laws, statutes, ordinances, codes, rules, regulations, injunctions, judgments, decrees, decisions, orders, constitutions, treaties or other pronouncements or provisions having the effect of laws of any Governmental Entity, including common law.  All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means the real property in which the Acquired Entities possess a leasehold, subleasehold, license or right of surface use interest, as applicable, pursuant to the Leases.

Exhibit A-8

“Leases” means each real property agreement to which the Acquired Entities are a party with respect to Leased Real Property.

“Liabilities” means any and all debts, liabilities, Taxes, claims, demands, expenses, guarantees, commitments, Losses or other obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, contingent or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability), whether due or to become due of any Person.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, security interests, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, rights of first refusal, restrictions and charges thereon or any other interests in, or claims on, title to such asset, whether arising by Contract, by operation of Law, or otherwise.

“Losses” means all losses, damages, liabilities, judgments, awards, Taxes, penalties, fines, settlements and any interest and reasonable expenses (including reasonable attorneys’ fees or other reasonable professional fees or expenses) associated therewith; provided, however, that “Losses” shall not include any punitive damages except to the extent paid or awarded to a third party.

“Marks” means trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and similar designations of origin.

“Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate, is or is reasonably expected to be materially adverse to, or has or is reasonably expected to have a material adverse effect on or change in the business, operating results or financial condition of the Acquired Entities, taken as a whole; provided, however, that, none of the following events, changes, facts, developments, circumstances, conditions or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred:

(a)          changes in general local, domestic, foreign or international economic conditions;

(b)          changes affecting generally the industries or markets in which such Person operates (including changes in commodity prices or interest rates);

(c)          acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement;

(d)          the public announcement (in accordance with the terms of this Agreement) or performance of this Agreement and the transactions contemplated hereby or thereby, including any disruption of customer or supplier relationships, loss of any employees or independent contractors of any Acquired Entity or actions taken or not taken specifically consented to by Buyer (including any waiver by Buyer of any conditions precedent set forth in Section 2.3(a) or Section 2.3(b));

Exhibit A-9

(e)          any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof, in each case, after the date of this Agreement; and

(f)          any changes in the credit rating of any Acquired Entity or the indebtedness of any Acquired Entity (it being understood, in each case, that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account);

provided, further, however, that in the case of clauses (a) through (c), to the extent disproportionately affecting the Acquired Entities as compared with other Persons in the same industry and then only such disproportionate impact shall be considered.

“Material Contract” has the meaning set forth in Section 3.11(b).

“Midwestern” means Midwestern Gas Transmission Company, a Delaware corporation.

“Midwestern Interests” has the meaning set forth in the recitals of this Agreement.

“Net Working Capital Adjustment Amount” means an amount (which may be a positive or negative number) equal to (a) the Effective Date Net Working Capital minus (b) the Net Working Capital Target.

“Net Working Capital Target” means an amount equal to $20,000,000.

“Non-Consolidated Return” means any standalone Income Tax Return of any Acquired Entity that is not a Consolidated Return.

“Nonparty Affiliates” has the meaning set forth in Section 6.17(a).

“NORM” means naturally occurring radioactive material.

“Offer” has the meaning set forth in Section 6.13(a).

“Order” means any outstanding order, judgment, writ, injunction, stipulation, ruling, determination, decision, award or decree entered by or with any Governmental Entity.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Owned Real Property” means the real property owned in fee simple by the Acquired Entities.

“Party” has the meaning set forth in the preamble of this Agreement.

“Payment Information” has the meaning set forth in Section 2.1(f).

Exhibit A-10

“Permits” means all permits, licenses, variances, exemptions, waivers, certificates, registrations, approvals or authorizations issued granted by or filed with any Governmental Entity.

“Permitted Liens” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens or purchase money security interests, in each case, arising in the ordinary course of business which are not yet due and payable or which are being contested in good faith by appropriate Proceedings; (b) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (c) with respect to any item of real property, title exceptions, defects in title, encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters, whether or not of record, which do not, individually or in the aggregate, materially impair the value or materially affect the continued ownership, use or operation of the property; (d) with respect to any Equity Interests or other securities, Liens imposed by any applicable securities Laws or contained in the Governing Documents of such applicable entity; (e) with respect to the Subject Interests and the Acquired Entities, Liens created by this Agreement or any Transaction Document, or otherwise created by or in favor of Buyer, including due to any examination or inspection of Buyer; (f) Liens securing obligations which shall be paid off in full or otherwise discharged at or prior to the Closing; (g) all building, zoning, entitlement, environmental or conservation restrictions and other land use and environmental restrictions and ordinances imposed by any Governmental Entity which are not violated by the current use or occupancy of such real property or the operation of the business of the Acquired Entities thereon or materially impact the value of such real property; (h) Liens that would be shown on (or discovered by) the title reports set forth on Schedule 1.1; provided, however, that no such Lien, individually or in the aggregate, could or would be reasonably expected to materially impair the current use, occupancy or value of the Leased Real Property, Owned Real Property or Rights of Way subject thereto, the consummation of this Agreement or the operations of the Acquired Entities as presently conducted; or (i) Liens related to such Person and disclosed in Schedule 1.1-Permitted Liens.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Physical Inspection” means the physical inspection to be conducted by Buyer or its Affiliates prior to Closing of the compressor stations set forth set forth on Schedule 3.9(e) to evaluate (a) the physical condition and operation of each such compressor station and (b) whether any Release has occurred at any such compressor station that is of the type that would be reported as part of the visual inspection and site assessment components of a Phase I environmental site assessment.

“Policies” has the meaning set forth in Section 3.16(a).

“Proceeding” means any action, investigation, claim, audit, complaint, charge, labor grievance, suit, litigation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity, mediator or arbitrator.

Exhibit A-11

“Proposed Purchase Price Calculations” has the meaning set forth in Section 2.2(c)(i).

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.2(c)(ii).

“R&W Excluded Matter” means, to the extent that either item 7 or item 8 of Article II.B of the R&W Insurance Policy remain as an exclusion of the R&W Insurance Policy as of the Closing Date, (i) any matter identified during the Physical Inspection and (ii) any matter relating to the operation or condition of a segment of the pipeline for which the in-line inspection assessment data is aged greater than the applicable time periods referenced in item 7 of Article II.B of the R&W Insurance Policy, in each case of the foregoing clauses (i) or (ii), that would constitute a breach of the applicable portion of the representation and warranty being excluded from coverage under the R&W Insurance Policy as a result of such item.

“R&W Insurance Policy” means the representations and warranty insurance policy obtained by Buyer in connection with the transactions contemplated hereby.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Records” has the meaning set forth in Section 6.11(a).

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration into the indoor or outdoor environment or into or out of any property, including through or in the air, soil, surface water or groundwater.

“Replacement Awards” has the meaning set forth in Section 6.13(f)(i).

“Representatives” means the officers, directors, employees, partners, members, managers, equityholders, agents, advisors or other representatives of any Party or such Party’s Affiliates.

“Resolution Period” has the meaning set forth in Section 2.2(c)(ii).

“Rights of Way” has the meaning set forth in Section 3.9(b).

“Schedules” means the Schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Section 338(h)(10) Elections” has the meaning set forth in Section 6.5(j).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (i) applicable federal, state and local securities Laws and (ii) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Sell-Side Party” has the meaning set forth in Section 9.11.

Exhibit A-12

“Seller 401(k) Plan” has the meaning set forth in Section 6.13(d).

“Seller Affiliated Group” means any Affiliated Group of which (i) Midwestern or Viking, on the hand, and (ii) Seller Two or Seller Parent, on the other hand, is a member.

“Seller Equity Awards” has the meaning set forth in Section 6.13(f)(i).

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b)(i).

“Seller Names” has the meaning set forth in Section 6.14(a).

“Seller One” has the meaning set forth in the preamble of this Agreement.

“Seller Tax Period” means (a) with respect to Income Taxes, any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the day on the Closing Date and (b) with respect to non-Income Taxes, any taxable period ending on or before the day immediately before the Effective Date and the portion of any Straddle Period ending at the end of the day before the Effective Date.

“Seller Two” has the meaning set forth in the preamble of this Agreement.

“Seller Two Owned Interests” has the meaning set forth in the recitals of this Agreement.

“Sellers” has the meaning set forth in the preamble of this Agreement.

“Sellers Fundamental Representations” means Section 3.1, Section 3.2(a), Section 3.4, Section 3.5, Section 3.13, Section 4.1, Section 4.3 and Section 4.5.

“Sellers’ Parent” means ONEOK, Inc., an Oklahoma corporation.

“Skadden” has the meaning set forth in Section 9.11.

“Specified Matters” has the meaning set forth in Section 8.2(a)(i).

“Straddle Period” means (a) with respect to Income Taxes, any taxable period that begins on or before, and ends after, the Closing Date and (b) with respect to non-Income Taxes, any taxable period that begins before, and ends on or after, the Effective Date.

“Subject Interests” means, collectively, the Guardian Interests and the Seller Two Owned Interests.

“Subsidiaries” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

Exhibit A-13

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign taxes, and any customs, fees, charges, levies, imposts or other charges or assessments in the nature of tax, including all income, gross receipts, payroll, employment, excise, severance, stamp, occupation, windfall, profits, capital stock, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum tax imposed by any Taxing Authority, (b) any interest, fines, penalties or additions to tax imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any liability for the items described in clauses (a) or (b), payable by reason of contract, assumption, transferee or successor liability, operation of applicable Law or Treasury Regulations Section 1.1502-6(a) (or any corresponding or similar provision of state, local or non-U.S. Law), or otherwise.

“Tax Contest” has the meaning set forth in Section 6.5(c).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of Taxes of any Party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Entity or political subdivision thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Third-Party Claim” has the meaning set forth in Section 8.5(b).

“Third-Party Defense” has the meaning set forth in Section 8.5(b).

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Transition Services Agreement and all documents and certificates delivered or required to be delivered pursuant to this Agreement.

“Transaction Expenses” means (i) the aggregate amount of fees and expenses of legal counsel, investment bankers, accountants and other advisors, incurred by Sellers and their respective Affiliates (including the Acquired Entities) prior to the Closing in connection with this Agreement and the consummation of the transactions contemplated hereby that remain unpaid immediately prior to Closing and are payable by the Acquired Entities at or after the Closing, (ii) the grant date value of the Replacement Awards computed in accordance with Section 6.13(f) and (iii) unless otherwise paid directly by Sellers or any Affiliate of Sellers (other than the Acquired Entities), fifty percent (50%) of the aggregate amount of the premiums related to the R&W Insurance Policy due in connection with the purchase of the R&W Insurance Policy; provided, however, that “Transaction Expenses” shall not include any amounts that are included in Effective Date Net Working Capital or Indebtedness.

“Transaction Tax Deductions” means, without duplication, any U.S. federal Income Tax deductions of an Acquired Entity that arise from (a) any pay down or satisfaction of Indebtedness, (b) the payment or incurrence of any Transaction Expenses or (c) any bonuses, compensation, severance payments or change of control payments (including the amount of the employer’s portion of any employment, payroll and social security Taxes with respect to the foregoing) arising in connection with the transactions contemplated by this Agreement and paid by the Seller or any of its Affiliates (other than Acquired Entity).

“Transfer Tax Opinion” has the meaning set forth in Section 6.5(d).

Exhibit A-14

“Transfer Taxes” has the meaning set forth in Section 6.5(d).

“Transferred Business Employees” has the meaning set forth in Section 6.13(a).

“Transition Services Agreement” has the meaning set forth in Section 2.3(b)(iv)(7).

“Transportation Contracts” has the meaning set forth in Section 3.11(a)(ii).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulations section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Viking” means Viking Gas Transmission Company, a Delaware corporation.

“Viking Interests” has the meaning set forth in the recitals of this Agreement.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act, as amended, and any similar state, local or other Laws.

Exhibit A-15

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit B-1

EXHIBIT C

TRANSITION SERVICES AGREEMENT

 Exhibit C-1